Exhibit 10.2

EXECUTION COPY

CREDIT AGREEMENT

among

CITADEL BROADCASTING CORPORATION,

CERTAIN LENDERS,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

BANK OF AMERICA, N.A. and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Syndication Agents, and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agents

Dated as of June 12, 2007

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner,

BANC OF AMERICA SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC., CREDIT SUISSE SECURITIES (USA) LLC,

WACHOVIA CAPITAL MARKETS, LLC, BEAR, STEARNS & CO. INC. and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Arrangers

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	2

1.1	Defined Terms	2
1.2	Other Definitional Provisions	34

SECTION 2.	AMOUNT AND TERMS OF TRANCHE A TERM LOAN COMMITMENTS	34

2.1	Tranche A Term Loans	34
2.2	Repayment of Tranche A Term Loans	35
2.3	Proceeds of Tranche A Term Loans	35

SECTION 3.	AMOUNT AND TERMS OF TRANCHE B TERM LOAN COMMITMENTS	35

3.1	Tranche B Term Loans	35
3.2	Repayment of Tranche B Term Loans	36
3.3	Proceeds of Tranche B Term Loans	36

SECTION 4.	AMOUNT AND TERMS OF INCREMENTAL TERM LOAN COMMITMENTS	36

4.1	Incremental Term Loans	36
4.2	Repayment of Incremental Term Loans	37
4.3	Proceeds of Incremental Term Loans	37

SECTION 5.	[INTENTIONALLY OMITTED]	37

SECTION 6.	AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS	37

6.1	Revolving Credit Commitments	37
6.2	Proceeds of Revolving Credit Loans	37
6.3	Issuance of Letters of Credit	38
6.4	Participating Interests	39
6.5	Procedure for Opening Letters of Credit	39
6.6	Payments in Respect of Letters of Credit	39
6.7	Swing Line Commitment	40
6.8	Participations	41

SECTION 7.	AMOUNT AND TERMS OF INCREMENTAL REVOLVING LOAN COMMITMENTS	41

7.1	Incremental Revolving Loan Commitments	41
7.2	Mandatory Reduction of Incremental Revolving Loan Commitments	42
7.3	Proceeds of Incremental Revolving Loans	42

i

SCHEDULES:

Schedule 1	Commitment Amounts
Schedule 1.1(A)	Non-Significant Subsidiaries
Schedule 10.1(d)	Material Adverse Effect
Schedule 10.7	Litigation
Schedule 10.10	No Default
Schedule 10.12(a)	Domestic Subsidiaries
Schedule 10.12(b)	Foreign Subsidiaries
Schedule 13.2	Existing Indebtedness
Schedule 13.3	Existing Liens
Schedule 13.4	Contingent Obligations
Schedule 13.6	Permitted Asset Sales
Schedule 13.7	Investments, Loans and Advances
Schedule 13.10	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Guarantee and Collateral Agreement
Exhibit B-1	Form of Company Closing Certificate
Exhibit B-2	Form of Subsidiary Guarantor Closing Certificate
Exhibit C	Form of L/C Participation Certificate
Exhibit D	Form of Swing Line Loan Participation Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Exemption Certificate
Exhibit G	Form of Incremental Facility Activation Notice

v

CREDIT AGREEMENT, dated as of June 12, 2007, among CITADEL BROADCASTING CORPORATION, a Delaware corporation (the “Company”), the several lenders from time to time parties hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A., and DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agents for the Lenders (in such capacities, the “Syndication Agents”), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agents for the Lenders (in such capacities, the “Documentation Agents”).

WITNESSETH:

WHEREAS, pursuant to a Separation Agreement, dated as of February 6, 2006, as amended on November 19, 2006 and as further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, between The Walt Disney Company (“TWDC”) and ABC Radio Holdings, Inc. (formerly known as ABC Chicago FM Radio, Inc.), a Delaware corporation (“ABC Radio”) (the “Separation Agreement”), TWDC has (a) contributed to ABC Radio the assets identified in the Separation Agreement (such assets, together with ABC Radio, the “Acquired Business”), (b) separated the Acquired Business from TWDC and (c) distributed the stock of ABC Radio to the shareholders of TWDC (collectively, the “Separation”);

WHEREAS, ABC Radio has received the proceeds of loans made available under the Credit Agreement, dated as of June 5, 2007, as amended, among ABC Radio, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents parties thereto (the “Existing ABC Radio Credit Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 6, 2006, as amended on November 19, 2006 and as further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, among TWDC, ABC Radio, the Company and Alphabet Acquisition Corp. (“Acquisition Co.”) (the “Merger Agreement”), the Company will effect a merger of Acquisition Co., a Delaware corporation and a wholly owned Subsidiary of the Company, with and into ABC Radio, with ABC Radio being the surviving corporation of such merger (the “Merger”);

WHEREAS, immediately prior to the Merger, the Company will pay a special distribution to its shareholders in the amount of up to $280,000,000 plus, if the Company’s estimate changes, an additional amount reasonably satisfactory to the Administrative Agent (the “Special Distribution”); and

WHEREAS, in order to finance the Merger and to pay related fees and expenses, to refinance certain outstanding indebtedness of ABC Radio (including the Existing ABC Radio Credit Agreement) and the Company, to finance the Special Distribution and for the other purposes described herein, the Company has requested the Lenders to enter into this Agreement and to make the loans and issue and participate in the letters of credit provided for herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

“3 Point Note”: the promissory note dated as of May 3, 2004, made by 3 Point Media—Salt Lake City, LLC, as the same may be amended or otherwise modified prior to and after the date hereof.

“ABC Radio”: as defined in the preamble hereto.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans whose interest rate is based on the ABR.

“Acquired Business”: as defined in the recitals hereto.

“Acquired Business Material Adverse Effect”: except (a) as specifically contemplated or permitted by the Merger Agreement or the Ancillary Agreements referred to therein, as applicable; (b) as set forth in the audited financial statements of the Acquired Business referred to in Section 4.7(a) of the Merger Agreement and (c) for changes resulting from the announcement of the Merger Agreement or the Transactions, any effect, change or circumstance that is materially adverse to the Acquired Business, ABC Radio and its Subsidiaries, TWDC or any of TWDC’s Subsidiaries with respect to the Acquired Business, or the financial condition, operations or results of operations of the Acquired Business, taken as a whole, or the ability of TWDC or ABC Radio to consummate the Transactions and to perform their obligations under the Merger Agreement and the Ancillary Agreements referred to therein; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, an Acquired Business Material Adverse Effect: (A) any adverse effect, change or circumstance arising from or relating to (1) general business or economic conditions, including any such conditions as they relate to the Acquired Business, (2) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in any laws, (6) the negotiation, execution, delivery, public announcement or the pendency of the Merger Agreement, the Ancillary Agreements referred to therein or the transactions (as defined in the Merger Agreement), (7) the loss of the services of any Business Employee (as defined in the Merger Agreement) by reason of resignation, retirement, death or permanent disability (except to the extent that any Key Business Employee (as defined in the Merger Agreement) is hired by TWDC (other than by ABC Radio or its Subsidiaries) after the date hereof but prior to the effective date of the Merger), (8) the taking of any action required by the Merger Agreement or the Ancillary Agreements referred to therein in connection with the Transactions, (9) the results of operations of the Acquired Business prior to October 1, 2006 as set forth in the aggregate in all material respects on Schedule 1.1 of the TWDC/Target disclosure schedules to the Merger Agreement, (10) any failure in and of itself to meet any ABC Radio fiscal year 2007 budgeted or forecasted results of operations or (11) the implementation of any written Recommendation (as defined in Amendment No. 1 to the Merger Agreement dated November 19, 2006) by TWDC or ABC Radio or their respective Subsidiaries with respect to the Acquired Business, and (B) any adverse effect, change or circumstance on the Acquired Business that is cured by TWDC or ABC Radio before the earlier of (1) the Closing Date and (2) the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof.

“Acquisition Co.”: as defined in the preamble hereto.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Credit Extensions of Credit”: at any particular time, the sum of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (c) the aggregate amount of Revolving L/C Obligations.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) for each Revolving Credit Loan, Tranche A Term Loan and Swing Line Loan (with respect to ABR only) for each day, the rate per annum for the relevant Type of such Loan set forth below opposite the Applicable Revolving/Tranche A Level in effect on such day:

	ABR Loan	Eurodollar Loan
Level 1	0.50%	1.50%
Level 2	0.25%	1.25%
Level 3	0%	1.00%
Level 4	0%	0.75%

(b) for each Tranche B Term Loan for each day, the rate per annum for the relevant Type of such Loan set forth below opposite the Applicable Tranche B Level in effect on such day:

	ABR Loan	Eurodollar Loan
Level 1	0.75%	1.75%
Level 2	0.625%	1.625%
Level 3	0.50%	1.50%

(c) for each Incremental Term Loan for each day, the rate per annum for the relevant Type of such Incremental Term Loan specified in the applicable Incremental Facility Activation Notice; and

(d) for each Incremental Revolving Loan for each day, the rate per annum for the relevant Type of such Incremental Revolving Loan specified in the applicable Incremental Facility Activation Notice.

“Applicable Revolving/Tranche A Level”: as of any day, Level 1, Level 2, Level 3 or Level 4 below, whichever is applicable on such day, with each new Level to take effect on the day following the delivery to the Administrative Agent by the Company of the financial statements referred to in subsections 12.1(a) and 12.1(b) and the related certificate of the Responsible Officer of the Company referred to in subsection 12.2(b), indicating the Consolidated Total Net Leverage Ratio for the period covered by such financial statements:

Consolidated Total Net Leverage Ratio
Level 1	Greater than 6.5 to 1.0

Level 2	Greater than 5.5 to 1.0 but less than or equal to 6.5 to 1.0

Level 3	Greater than 5.0 to 1.0 but less than or equal to 5.5 to 1.0

Level 4	Less than or equal to 5.0 to 1.0

provided, however, that, (x) in the event that the financial statements required to be delivered pursuant to subsection 12.1(a) or 12.1(b) and the related certificate of the Responsible Officer of the Company referred to in subsection 12.2(b) are not delivered when due, then during the period from the date upon which such financial statements and certificate were required to be delivered until the date upon which they actually are delivered, the Applicable Revolving/Tranche A Level shall be Level 1 and (y) from the Closing Date to and including the date on which the Company delivers the financial statements referred to in subsection 12.1(a) or 12.1(b) for the first fiscal quarter following the Closing Date and the related certificate of the Responsible Officer of the Company referred to in subsection 12.2(b) the Applicable Revolving/Tranche A Level shall be Level 1 (provided, that, if such financial statements and certificate have not been delivered within the period required under subsection 12.1 and 12.2 as a result of a restatement or inability to file with the SEC which does not impact Consolidated EBITDA and Consolidated Total Net Leverage Ratio for such period (which determination shall be evidenced by delivery of a certificate by a Responsible Officer of the Company to the Administrative Agent to that effect), then a certificate by a Responsible Officer of the Company setting forth in reasonable detail the calculation of Consolidated EBITDA and Consolidated Total Net Leverage Ratio for such period in a manner reasonably satisfactory to the Administrative Agent shall be sufficient for purposes hereunder, provided that the Company shall furnish the financial statements together with an updated certificate of a Responsible Officer of the Company pursuant to subsection 12.2(b) to the Administrative Agent promptly upon their becoming available to the Company and in any event within 60 days after the financial statements were required to be delivered under subsection 12.1(a) or (b), as the case may be).

“Applicable Tranche B Level”: as of any day, Level 1, Level 2 or Level 3 below, whichever is applicable on such day, with each new Level to take effect on the day following the delivery to the Administrative Agent by the Company of the financial statements referred to in subsections 12.1(a) and 12.1(b) and the related certificate of the Responsible Officer of the Company referred to in subsection 12.2(b), indicating the Consolidated Total Net Leverage Ratio for the period covered by such financial statements:

Consolidated Total Net Leverage Ratio
Level 1	Greater than 7.25 to 1.0

Level 2	Greater than 5.5 to 1.0 but less than or equal to 7.25 to 1.0

Level 3	Less than or equal to 5.5 to 1.0

provided, however, that, (x) in the event that the financial statements required to be delivered pursuant to subsection 12.1(a) or 12.1(b) and the related certificate of the Responsible Officer of the Company referred to in subsection 12.2(b) are not delivered when due, then during the period from the date upon which such financial statements and certificate were required to be delivered until the date upon which they actually are delivered, the Applicable Tranche B Level shall be Level 1 and (y) from the Closing Date to and including the date on which the Company delivers the financial statements referred to in subsection 12.1(a) or 12.1(b) for the first fiscal quarter following the Closing Date and the related certificate of the Responsible Officer of the Company referred to in subsection 12.2(b)the Applicable Tranche B Level shall be Level 2 (provided, that, if such financial statements and certificate have not been delivered within the period required under subsection 12.1 and 12.2 as a result of a restatement or inability to file with the SEC which does not impact Consolidated EBITDA and Consolidated Total Net Leverage Ratio for such period (which determination shall be evidenced by delivery of a certificate by a Responsible Officer of the Company to the Administrative Agent to that effect), then a certificate by a Responsible Officer of the Company setting forth in reasonable detail the calculation of Consolidated EBITDA and Consolidated Total Net Leverage Ratio for such period in a manner reasonably satisfactory to the Administrative Agent shall be sufficient for purposes hereunder, provided that the Company shall furnish the financial statements together with an updated certificate of a Responsible Officer of the Company pursuant to subsection 12.2(b) to the Administrative Agent promptly upon their becoming available to the Company and in any event within 60 days after the financial statements were required to be delivered under subsection 12.1(a) or (b), as the case may be).

“Arranger”: each of J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc. and Goldman Sachs Credit Partners L.P.

“Asset Exchange”: as defined in subsection 13.6(h).

“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions permitted by subsection 13.6 (other than clauses (e), (f) and (g) thereof) and by subsection 13.13).

“Assignee”: as defined in subsection 16.6(c).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit E hereto.

“Available Excess Cash Flow”: an aggregate amount equal to $20,000,000 plus Excess Cash Flow for the period from the Closing Date through the Available Excess Cash Flow Determination Date.

“Available Excess Cash Flow Determination Date”: the last day of the most recently ended fiscal quarter for which the financial statements and certificates required by subsections 12.1 and 12.2 have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission; provided, that, if such financial statements have not been delivered within the period required under subsection 12.1 as a result of a restatement or inability to file with the SEC which does not impact Consolidated EBITDA and Excess Cash Flow for such period (which determination shall be evidenced by delivery of a certificate by a Responsible Officer of the Company to the Administrative Agent to that effect), then a certificate by a Responsible Officer of the Company setting forth in reasonable detail the calculation of Consolidated EBITDA and Excess Cash Flow for such period in a manner reasonably satisfactory to the Administrative Agent shall be sufficient for purposes of determining the Available Excess Cash Flow Determination Date, provided that the Company shall furnish the financial statements together with an updated certificate of a Responsible Officer of the Company pursuant to subsection 12.2(b) to the Administrative Agent promptly upon their becoming available to the Company and in any event within 60 days after the financial statements were required to be delivered under subsection 12.1(a) or (b), as the case may be.

“Available Incremental Revolving Loan Commitment”: as to any Lender under an Incremental Revolving Loan Facility, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Incremental Revolving Loan Commitment under such Incremental Revolving Loan Facility at such time less (b) the aggregate unpaid principal amount at such time of all Incremental Revolving Loans made by such Lender under such Incremental Revolving Loan Facility pursuant to subsection 7.1; collectively, as to all the Lenders under an Incremental Revolving Loan Facility, the “Available Incremental Revolving Loan Commitments”.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 6.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 8.9 the amount referred to in this clause (iv) shall be zero; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“Benefited Lender”: as defined in subsection 16.7 hereof.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Material Adverse Effect”: except (a) as specifically contemplated or permitted by the Merger Agreement or the Ancillary Agreements referred to therein, as applicable; (b) as set forth in the financial statements of the Company as of and for the fiscal year ended December 31, 2004 and as of and for the nine-month period ended September 30, 2005, in each case included in the Company’s documents filed with the Securities and Exchange Commission referred to in subsection 5.4(a) of the Merger Agreement and (c) for changes resulting from the announcement of the Merger Agreement or the Transactions, any effect, change or circumstance that is materially adverse to the Company, its Subsidiaries or the financial condition, operations or results of operations of the Company, taken as a whole, or the ability of the Company to consummate the Merger and to perform its obligations under the Merger Agreement and the Ancillary Agreements referred to therein; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Borrower Material Adverse Effect: (A) any adverse effect, change or circumstance arising from or relating to (1) general business or economic conditions, including any such conditions as they relate to the Company, (2) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in any laws, (6) the negotiation, execution, delivery, public announcement or the pendency of the Merger Agreement, the Ancillary Agreements or the Transactions or (7) the taking of any action required by the Merger Agreement or the Ancillary Agreements in connection with the Merger; and (B) any adverse effect, change, circumstance or effect on the Company that is cured by the Company before the earlier of (1) the Closing Date and (2) the date on which the Merger Agreement is terminated pursuant to subsection 8.1 thereof.

“Borrowing Date”: any Business Day, or, in the case of Eurodollar Loans, any Working Day, specified in a notice pursuant to (a) subsection 6.7 or 8.1 as a date on which the Company requests JPMCB to make Swing Line Loans or the Lenders to make Revolving Credit Loans, Incremental Revolving Loans or Incremental Term Loans hereunder or (b) subsection 6.5 as a date on which the Company requests the Issuing Lender to issue a Letter of Credit hereunder.

“Broadcast License Subsidiary”: a Subsidiary of the Company that (x) owns no material assets other than FCC Licenses and related rights and (y) has no material liabilities other than (i) liabilities arising under the Credit Documents, (ii) trade payables incurred in the ordinary course of business and (iii) tax liabilities, other governmental charges and other liabilities incidental to ownership of such rights.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by subsection 13.7) which are set forth on the consolidated statement of cash flows of the Company for such period as “capital expenditures” in accordance with GAAP.

“Cash Equivalents”: (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $300,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender’s parent corporation, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Rating Group or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within six months after the date of acquisition thereof.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than FL Affiliates, of more than 45% of any class of capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 8.12(b) or 8.20(b), any corporation controlling such Lender.

“Closing Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in subsection 11.1 has been either satisfied or waived, and the initial Loans are made hereunder, in accordance with the terms and provisions of subsection 11.1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commercial L/C”: a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

“Commitment Fee Rate”: 0.375%, provided that such rate shall be reduced to 0.25% at any time that the Applicable Revolving/Tranche A Level is Level 4.

“Commitment Percentage”: with respect to any Lender, any of the Tranche A Term Loan Commitment Percentage, the Tranche B Term Loan Commitment Percentage, the Revolving Credit Commitment Percentage, any Incremental Revolving Loan Commitment Percentage and any Incremental Term Loan Commitment Percentage of such Lender, as the context may require.

“Commitments”: the collective reference to the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments, the Revolving Credit Commitments, the Swingline Commitment, the Incremental Term Loan Commitments under each Incremental Term Loan Facility and the Incremental Revolving Loan Commitments under each Incremental Revolving Loan Facility; individually, a “Commitment”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble hereto.

“Company Notes”: any unsecured subordinated notes or unsecured senior notes issued by the Company not having stated maturities earlier than the first anniversary of the Tranche B Maturity Date and having terms customary for subordinated notes or senior notes issued in a registered public offering or Rule 144A offering at the time of issuance, as determined by the Company in good faith, as such may be amended, endorsed, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with subsection 13.12.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Company (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this

Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsection 8.12, 8.19, 8.20 or 8.21 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA”: for any period of the Company and its Subsidiaries, the consolidated net income ((i) including net income and losses from discontinued operations, (ii) excluding all income tax expense or benefit to the extent that the effect of such item has entered into the determination of consolidated net income whether based on income, profits or capital, including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) excluding extraordinary items, as well as unusual gains, losses and charges and gains and losses arising from the proposed or actual disposition of material assets (what constitutes material assets to be reasonably determined by the Company in good faith) whether such losses or gains are classified as discontinued operations, continuing operations or extraordinary items, (iv) excluding minority interest and (v) excluding to the extent reflected in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), including costs recognized from interest rate hedges, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit and commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing that are payable to any person other than a Credit Party, and any other amounts for such period comparable to or in the nature of interest under any Permitted Receivables Financing, including losses on the sale of assets relating to any receivables financing transaction accounted for as a “true sale”, (b) gains or losses arising from modification or redemption of the Existing Convertible Subordinated Notes, including interest, derivative gains and losses, amortization and write offs of debt discount and debt issuance costs and commissions, including discounts and other fees and charges, (c) depreciation and amortization expenses whether such expenses are classified as discontinued operations or continuing operations including acceleration thereof and including the amortization of the increase in inventory, if any, resulting from the application of FASB 141 for transactions contemplated by this Agreement (including Permitted Acquisitions), (d) any impairment expense or write-off with respect to goodwill, other intangible assets, long-lived asset, joint ventures, assets held for sale, variable interest entities FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” and investment in debt and equity securities pursuant to GAAP, (e) compensation expenses arising from the sale of stock, the granting of stock options, restricted stock, restricted stock units, dividends on unvested shares, the granting of stock appreciation rights and similar stock based arrangements and any compensation charges associated with the rollover or acceleration of stock-based awards or payment of stock options in connection with the Transactions, (f) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 (“FASB 106”) and Statement of Financial Accounting Standards No. 112 (“FASB 112”) over the cash expense in respect of such post-retirement benefits and post-employment benefits, (g) all non-cash gains or losses incurred in connection with the disposition of assets, (h) all costs relating to hedging arrangements or the unwinding of hedging arrangements, (i) fees and expenses payable by the Company in connection with any Investment permitted under subsection 13.7, (j) other non-cash expenses or charges, including asset retirement obligations, (k) expenses recognized for restructuring costs in a cash amount not to exceed $35,000,000, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses and transition costs recognized within 18 months of the Closing Date, (l) to the extent not yet paid in cash, additional charges recognized for restructuring costs recorded, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses and transition costs (provided, however, that cash payments made in respect of any such charges added back pursuant to this clause (l) in any future period shall be subtracted from consolidated net income in calculating Consolidated EBITDA in the period when such payments are made), (m) charges incurred for expenses to the extent actually reimbursed or reimbursable, to the extent covered by indemnification provisions in any agreement in connection with the Transactions or a Permitted Acquisition, (n) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (o) all transactional costs and any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, (p) accruals and reserves required to be recognized or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Closing Date, and (q) any charges, expenses and write-offs deducted in calculating consolidated net income for such period for purchase accounting adjustments, provided that Consolidated EBITDA for any such period shall exclude the cumulative effect of changes in GAAP or accounting principle(s) subsequent to the date hereof.

The financial results of joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such joint ventures and variable interest entities to the Company or any of its wholly-owned Subsidiaries.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Measurement Period”) pursuant to any determination (i) if at any time during such Measurement Period or prior to the relevant date of determination, the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Measurement Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Measurement Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period and (ii) if during such Measurement Period or prior to the relevant date of determination, the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Measurement Period, provided that the Company shall not be required to make the pro forma calculations under the foregoing clauses (i) and (ii) for any Material Disposition or Material Acquisition occurring after the end of the relevant Measurement Period and within three (3) Business Days of the date on which the certificate for the Measurement Period is delivered under subsection 12.2(b)). As used in this definition, “Material Acquisition” means the acquisition of any separate asset, business or lines of business; and “Material Disposition” means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000. Calculations of Consolidated EBITDA shall take into account any identifiable cost savings from Material Acquisitions and Material Dispositions documented to the reasonable satisfaction of the Administrative Agent.

Notwithstanding the foregoing, Consolidated EBITDA shall be adjusted for (a) the anticipated cost savings associated with the Acquired Business’ allocated general and administrative expenses, (b) the Acquired Business’ impairment expense, (c) the Acquired Business’s stock-based compensation expense, (d) the anticipated effects of the Acquired Business’s “term-sheet” adjustments and (e) costs incurred by the Company and its Subsidiaries for sponsorship identification practices on a basis substantially consistent with the adjustments to pro forma EBITDA presented on page 11 per note 1 to the May 2007 Information Memorandum.

“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio”: for any period of four consecutive fiscal quarters, as of the end of such period the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of the end of such period minus the aggregate amount of cash and Cash Equivalents (in each case free and clear of all Liens, other than nonconsensual Liens permitted by subsection 13.3 and any Liens granted under the Credit Documents) as of the end of such period included in the consolidated balance sheet of the Company and its Subsidiaries as of such date to (b) Consolidated EBITDA for such period, provided that the aggregate amount of cash and Cash Equivalents permitted to be deducted under clause (a) shall not exceed $350,000,000, and provided, further, that the Consolidated Total Net Leverage Ratio for any period of four consecutive fiscal quarters shall be calculated giving pro forma effect to any Indebtedness incurred or repaid in connection with a Material Acquisition or Material Disposition occurring during the relevant Measurement Period or prior to the relevant date of determination as if such Indebtedness had been incurred or repaid on the first day of such period (provided that the Company shall not be required to make the foregoing pro forma calculations for any Material Acquisition or Material Disposition occurring after the end of the relevant Measurement Period and within three (3) Business Days of the date on which the certificate for such period is delivered under subsection 12.2(b)).

“Consolidated Total Net Leverage Ratio Level”: during each of the periods set forth below, the following ratio set forth opposite such period:

Period Ending	Ratio
June 30, 2007	7.5 to 1.0
September 30, 2007	7.5 to 1.0
December 31, 2007	7.5 to 1.0
March 31, 2008	7.5 to 1.0
June 30, 2008	7.5 to 1.0
September 30, 2008	7.5 to 1.0
December 31, 2008	7.5 to 1.0
March 31, 2009	7.5 to 1.0
June 30, 2009	7.5 to 1.0
September 30, 2009	7.5 to 1.0
December 31, 2009	7.25 to 1.0
March 31, 2010	7.25 to 1.0
June 30, 2010	7.25 to 1.0
September 30, 2010	7.25 to 1.0
December 31, 2010 and thereafter	6.75 to 1.0

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement and any Mortgage or other security document executed and delivered pursuant to the terms of subsection 12.8.

“Credit Parties”: the collective reference to the Company and each Subsidiary (other than an SPE Subsidiary) which is a party, or which at any time becomes a party, to a Credit Document.

“Default”: any of the events specified in Section 14, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Documentation Agents”: Credit Suisse, Cayman Islands Branch and Wachovia Bank, National Association.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Company other than a Foreign Subsidiary.

“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Equity-VI”: Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership.

“Equity-VII”: Forstmann Little & Co. Equity Partnership-VII, L.P., Delaware limited partnership.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during any Interest Period for any Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which JPMCB is offered Dollar deposits at or about 10:00 a.m., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations in respect of its Eurodollar Loans then are being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Lending Office”: the office of each Lender which shall be making or maintaining its Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirement

“Event of Default”: any of the events specified in Section 14, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: shall be measured as of the end of any fiscal quarter of the Company, and shall equal for such fiscal quarter (a) the sum, without duplication, of:

(i) Consolidated EBITDA for such period,

(ii) net cash proceeds received by the Company or its Subsidiaries from the sale of common and preferred stock of the Company during such period applied to prepay Term Loans or (to the extent there is an equivalent permanent reduction in the Revolving Credit Commitments) Revolving Credit Loans, and

(iii) Net Proceeds of Asset Sales permitted to be retained by the Company pursuant to subsection 8.6(g) or not required to be applied to prepay Term Loans or Revolving Credit Loans pursuant to clause (iii)(x) of subsection 8.6(c), and net cash proceeds of dispositions under subsection 13.6(r), minus (b) the sum, without duplication, of

(i) the aggregate amount actually paid by the Company and its Subsidiaries during such period on account of Capital Expenditures,

(ii) the aggregate amount of payments of principal in respect of any Indebtedness during such period (other than, (x) in respect of any revolving credit facility, to the extent there is not an equivalent reduction in such facility funded with internally generated cash flow, (y) payments made to modify or for the redemption of the Existing Convertible Subordinated Notes, including discounts and other fees and charges and (z) Term Loans, except for payments of Term Loans made during such period under subsections 2.2 and 3.2, or that would have been due and payable under subsections 2.2 and 3.2 during such period absent any prepayment under subsections 8.5 and 8.6),

(iii) consolidated cash interest expense on Indebtedness (including fees paid in respect of the Letters of Credit and, to the extent not otherwise included in consolidated cash interest expense for such period, commissions, discounts, yield and other fees, charges and amounts incurred in connection with any Permitted Receivables Financing during such fiscal quarter that are payable to any person other than a Credit Party and that are comparable to or in the nature of interest under any Permitted Receivables Financing, including losses on the sale of assets relating to any securitization transaction accounted for as a “true sale” (other than any agent fees, commitment fees, debt amendment fees (if any) one-time financing fees, including fees paid upon entering into any Permitted Receivables Financing and the Facilities, and any interest, commissions, fees, discounts and charges in connection with the Existing Convertible Subordinated Notes) of the Company and its Subsidiaries for such period, and

(iv) the amount of taxes actually paid in cash by the Company and its Subsidiaries during such period (excluding (a) taxes taken into account in the determination of Net Proceeds and (b) payment of tax liabilities under subsection 13.9(f)).

“Existing ABC Radio Credit Agreement”: as defined in the recitals hereto.

“Existing Citadel Credit Agreement”: the Credit Agreement dated as of August 17, 2004, as amended, among the Company, Citadel Communications Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents parties thereto.

“Existing Convertible Subordinated Notes”: the 1.875% Convertible Subordinated Notes of the Company due 2011 and the Indebtedness represented thereby, as may be amended or modified from time to time.

“Existing Credit Agreements”: the collective reference to the Existing ABC Radio Credit Agreement and the Existing Citadel Credit Agreement

“Extensions of Credit”: the collective reference to Loans made and Letters of Credit issued under this Agreement.

“Facility”: each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (c) the Incremental Term Loan Commitments under each Incremental Term Loan Facility and the Incremental Term Loans made thereunder (each, an “Incremental

Term Facility”), (d) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”) and (e) the Incremental Revolving Loan Commitments under each Incremental Revolving Loan Facility and the Incremental Revolving Loans made thereunder (each, an “Incremental Revolving Loan Facility”).

“FASB 141”: Statement of Financial Accounting Standards No. 141.

“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

“FCC Licenses”: Licenses issued by the FCC to the Company or any of its Subsidiaries.

“First-Tier Permitted Minority-Interest Radio Subsidiary”: as defined in the definition of “Permitted Minority-Interest Subsidiary”.

“FL Affiliate”: any of FL & Co., Equity VI, Equity-VII, MBO-VII, MBO-VIII, the general partners (the “FL General Partners”) of any of the foregoing on the Closing Date, the general partners of any of the FL General Partners (the “GPs”) on the Closing Date, any subordinated debt and equity partnership controlled by the FL General Partners or their Affiliates, any equity partnership controlled by the FL General Partners or their Affiliates, any Affiliate of FL & Co., the FL General Partners, the GPs, Equity-VI, Equity-VII, MBO-VII or MBO-VIII, any directors, executive officers or other employees or other members of the management of the Company or any Subsidiary of any thereof (or any “associate” (as defined in Rule 405 under the Securities Act of 1933, as amended) of any thereof or employee benefit plan beneficially owned by any thereof), on the Closing Date, or any combination of the foregoing.

“FL & Co.”: FLC XXXI Partnership, L.P., a New York limited partnership, doing business as “Forstmann Little & Co.”

“Foreign Subsidiary”: any Subsidiary of the Company (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the date hereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the Company or any Subsidiary Guarantor to pledge (x) any of the outstanding capital stock of, or other equity interests in, (i) any Non-Significant Subsidiary of the Company or (ii) any Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company, (y) more than 65% of the outstanding capital stock of, or other equity interests in, (i) any “first tier” Foreign Subsidiary of the Company, or (ii) any other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) or (z) any Permitted Minority-Interest Subsidiary or joint venture.

“Incremental Facilities”: the collective reference to Incremental Revolving Loan Facilities and Incremental Term Loan Facilities.

“Incremental Facility Activation Date”: each date, which shall be a Business Day, on which any Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Activation Notice pursuant to subsection 16.13.

“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Incremental Facility Amount”: as to each Lender, on and after the effectiveness of any Incremental Facility Activation Notice, the obligation of such Lender to make Incremental Facility Loans hereunder in a principal amount equal to the amount set forth under the heading “Incremental Facility Amount” opposite such Lender’s name on such Incremental Facility Activation Notice.

“Incremental Facility Effective Date”: each date, which shall be a Business Day, designated as such in an Incremental Facility Activation Notice, which shall be the date on which an Incremental Term Loan is to be made or the first day of any Incremental Revolving Loan Commitment Period, as the case may be.

“Incremental Facility Loans”: a Loan made under an Incremental Facility.

“Incremental Revolving Loan” and “Incremental Revolving Loans”: as defined in subsection 7.1.

“Incremental Revolving Loan Commitment”: as to any Lender under an Incremental Revolving Loan Facility, its commitment to make Incremental Revolving Loans to the Company pursuant to subsection 7.1, in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in the applicable Incremental Facility Activation Notice and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Incremental Revolving Loan Commitment Percentage of the aggregate Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility, as the aggregate Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders under such Incremental Revolving Loan Facility, the “Incremental Revolving Loan Commitments”.

“Incremental Revolving Loan Commitment Percentage”: as to any Lender at any time under an Incremental Revolving Loan Facility, the percentage which such Lender’s Incremental Revolving Loan Commitment under such Incremental Revolving Loan Facility constitutes of all of the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility (or, if the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility shall have been terminated, the percentage of the outstanding Incremental Revolving Loans under such Incremental Revolving Loan Facility constituted by such Lender’s Incremental Revolving Loans).

“Incremental Revolving Loan Commitment Period”: with respect to any Incremental Revolving Loan Facility, the period specified in the Incremental Facility Activation Notice for such Incremental Revolving Loan Facility, as the period in which Incremental Revolving Loans under such Incremental Revolving Loan Facility are to be made.

“Incremental Revolving Loan Facility”: as defined in subsection 16.13.

“Incremental Revolving Loan Termination Date”: with respect to any Incremental Revolving Loan Facility, the earlier of (i) the date specified as the last day of the revolving commitment period specified in the applicable Incremental Facility Activation Notice, and (ii) any other date on which the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility shall terminate hereunder.

“Incremental Term Loan” and “Incremental Term Loans”: as defined in subsection 4.1.

“Incremental Term Loan Commitment”: as to any Lender under an Incremental Term Loan Facility, its obligation to make an Incremental Term Loan to the Company on the applicable Incremental Facility Effective Date pursuant to subsection 4.1, in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule I under the heading “Incremental Term Loan” and in an aggregate amount not to exceed the amount equal to such Lender’s applicable Incremental Term Loan Commitment Percentage of the aggregate Incremental Term Loan Commitments under such Incremental Term Loan Facility; collectively, as to all the Lenders, the “Incremental Term Loan Commitments”.

“Incremental Term Loan Commitment Percentage”: as to any Lender at any time under an Incremental Term Loan Facility, the percentage which such Lender’s Incremental Term Loan (or, prior to the applicable Incremental Facility Activation Date, Incremental Term Loan Commitment) constitutes of the aggregate then outstanding principal amount of Incremental Term Loans (or Incremental Term Loan Commitments) under such Incremental Term Loan Facility.

“Incremental Term Loan Facility”: as defined in subsection 16.13.

“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, (e) all indebtedness of such Person arising under acceptance facilities; but excluding (w) the Working Capital Payment and any other working capital adjustments or earnouts in connection with any permitted Investment under subsection 13.7 or disposition of assets permitted under subsection 13.5, (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person and (f) the amount of any Permitted Receivables Financings of such Person.

“Insolvency”: with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Interest Payment Date”: (a) as to ABR Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of six months or longer, the day which is three months after the date on which such Eurodollar Loan is made or an ABR Loan is converted to such a Eurodollar Loan, and the last day of such Interest Period, (d) as to any Incremental Term Loan that is a Eurodollar Loan, each day on which principal of such Incremental Term Loan is payable and (e) in the case of the Revolving Credit Loans and Incremental Revolving Loans, the Revolving Credit Termination Date or applicable Incremental Revolving Loan Termination Date, as the case may be.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Company in its notice of borrowing as provided in subsection 8.1 or its notice of conversion as provided in subsection 8.3; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Company by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) any Interest Period with respect to any Revolving Credit Loan or Incremental Revolving Loan that would otherwise extend beyond the Revolving Credit Termination Date or applicable Incremental Revolving Loan Termination Date, as the case may be, shall end on the Revolving Credit Termination Date or Incremental Revolving Loan Termination Date, as the case may be, or if the Revolving Credit Termination Date or such Incremental Revolving Loan Termination Date, as the case may be, shall not be a Working Day, on the next preceding Working Day;

(iii) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 8.3);

(iv) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

(v) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan; and

(vi) any Eurodollar Loans made on the Closing Date and any Incremental Term Loans that are Eurodollar Loans made on the applicable Incremental Facility Activation Date shall have an initial Interest Period of one month.

“Investments”: as defined in subsection 13.7.

“Issuing Lender”: JPMCB or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Company and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.

“JPMCB”: JPMorgan Chase Bank, N.A.

“L/C Application”: a letter of credit application in the Issuing Lender’s then customary form for the type of letter of credit requested.

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit C hereto.

“Lease Obligations”: of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under leases which are classified as Indebtedness under clause (d) of the definition of Indebtedness.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto.

“Letter of Credit”: a letter of credit issued by an Issuing Lender pursuant to the terms of subsection 6.3.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Loans”: the collective reference to the Term Loans, the Revolving Credit Loans, the Incremental Revolving Loans, the Incremental Term Loans and the Swing Line Loans; individually, a “Loan”.

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”: (a) on the Closing Date (i) with regard to ABC Radio and its Subsidiaries and the Acquired Business, an Acquired Business Material Adverse Effect and (ii) with regard to the Company and its Subsidiaries (other than ABC Radio) and their businesses, a Borrower Material Adverse Effect and (b) after the Closing Date, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Material Subsidiaries”: any Subsidiary of the Company other than (i) any Permitted Minority-Interest Subsidiary, (ii) any Foreign Subsidiary of the Company, (iii) any Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) and (iv) any Non-Significant Subsidiary of the Company.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

“MBO-VII”: Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership.

“MBO-VIII”: Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., a Delaware limited partnership.

“Measurement Period”: as defined in the definition of “Consolidated EBITDA”.

“Merger”: as defined in the recitals hereto.

“Merger Agreement”: as defined in the recitals hereto.

“Mortgages”: each of the mortgages and deeds of trust (if any) made by the Company of any of its Material Subsidiaries in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”: subject to subsections 13.6(e) and (f), the aggregate cash proceeds received by the Company or any Subsidiary of the Company in respect of any Asset Sale, and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Company or such Subsidiary in respect of an Asset Sale, net of (without duplication) (i) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions paid to third parties which are not Affiliates or Subsidiaries of the Company) incurred in effecting such Asset Sale, (ii) any taxes reasonably attributable to such Asset Sale and, in case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by the Company or such Subsidiary to be actually payable, (iii) any amounts payable to a Governmental Entity triggered as a result of any such Asset Sale, (iv) any Indebtedness or Contractual Obligation of the Company and its Subsidiaries (other than the Loans and other Obligations) required to be paid or retained in connection with such Asset Sale and (v) the aggregate amount of reserves required in the reasonable judgment of the Company or such Subsidiary to be maintained on the books of the Company or such Subsidiary in order to pay contingent liabilities with respect to such Asset Sale; provided that amounts deducted from aggregate proceeds pursuant to clause (v) and not actually paid by the Company or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be applied in accordance with subsection 8.6 at such time as such contingent liabilities shall cease to be obligations of the Company or any of its Subsidiaries.

“Non-Significant Subsidiary”: at any time, any Subsidiary of the Company which does not own any material FCC License and (i) which at such time has total assets (including the total assets of any Subsidiaries) or for which the Company or any of its Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of capital stock (or other equity interests) or the total assets of such Subsidiary, less than $10,000,000 or (ii) which does not and will not itself or through Subsidiaries own a Station or an interest in a Station or manage or operate a Station and which is listed on Schedule 1.1(A) hereto (or on any updates to such Schedule subsequently furnished by the Company to the Administrative Agent) as a “Non-Significant Subsidiary” of the Company, provided that the total assets of all Non-Significant Subsidiaries at any time do not exceed $75,000,000.

“Non-U.S. Lender”: as defined in subsection 8.18(e) hereof.

“Note Threshold”: as defined in subsection 13.6(e) hereof.

“Notes”: the collective reference to any promissory notes evidencing Loans.

“Obligations”: the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Administrative Agent or any Lenders (and in the case of any interest rate, currency or similar swap and hedging arrangements entered into with a Person that is a Lender or an Affiliate of a Lender at the time such arrangement was entered into, such Person) (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit or L/C Application, any agreements between the Company and any Lender or an Affiliate of a Lender (when the arrangement was entered into) relating to interest rate, currency or similar swap and hedging arrangements permitted pursuant to subsection 13.11 or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender or any such Affiliate) or otherwise.

“Participants”: as defined in subsection 16.6(b).

“Participating Lender”: any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended form time to time.

“Permitted Acquisitions”: acquisitions by the Company or any of its Subsidiaries of (i) any business, division or line of business or (ii) at least 80% of the outstanding capital stock or other equity interests of any corporation or other entity.

“Permitted Joint Ventures”: acquisitions by the Company or any of its Subsidiaries not constituting Permitted Acquisitions of interests in any of the assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business permitted by subsection 13.7(l).

“Permitted Minority-Interest Subsidiary”:

(a) a Subsidiary of the Company (i) that itself or through wholly-owned Subsidiaries thereof owns or will own a Station or an interest in a Station, (ii) in which the Company and/or one or more Subsidiary Guarantors collectively own less than all but not less than eighty and one-tenth percent (80.1%) of the outstanding shares of each class of the capital stock thereof, which shares so owned, to the extent required under the definition of “Guarantee and Collateral Agreement” or under subsection 12.8(c), constitute Pledged Stock, (iii) that has executed and delivered a “capitalization note” constituting a pledged note (which will be pledged to the Lenders pursuant to the Guarantee and Collateral Agreement) in a principal amount not less than eighty percent (80%) of the fair market value of the assets of such Subsidiary as of the date such Subsidiary becomes a Permitted Minority-Interest Subsidiary, and (iv) any Indebtedness of such Permitted Minority-Interest Subsidiary to the Company or any Subsidiary Guarantor is evidenced by a promissory note in form and substance satisfactory to the Administrative Agent which is a Pledged Note (a “First-Tier Permitted Minority-Interest Radio Subsidiary”),

(b) any wholly-owned Subsidiary of a First-Tier Permitted Minority-Interest Radio Subsidiary, provided that (i) any Indebtedness of such wholly-owned Subsidiary to such First-Tier Permitted Minority-Interest Radio Subsidiary (or to any other Subsidiary of such First-Tier Permitted Minority-Interest Radio Subsidiary) is evidenced by a promissory note in form and substance satisfactory to the Administrative Agent, and (ii) the Indebtedness evidenced by the Pledged Note of such First-Tier Permitted Minority-Interest Radio Subsidiary is secured by a first priority perfected security interest in the promissory note described in the preceding clause (i) and the Indebtedness evidenced thereby, which security interest has been assigned to the Administrative Agent for the ratable benefit of the Lenders pursuant to documentation in form and substance satisfactory to the Administrative Agent, and

(c) a Subsidiary of the Company (i) that does not and will not itself or through the Subsidiaries own a Station or an interest in a Station or manage or operate a Station, (ii) in which the Company and/or one or more Subsidiary Guarantors collectively own less than all but not less than fifty-one percent (51%) of the outstanding shares of each class of the capital stock thereof, and (iii) in which an Investment is permitted under subsection 13.7(c) or subsection 13.7(m).

“Permitted Minority-Interest Transfer”: a sale, issuance or other transfer of securities of a Subsidiary of the Company, if after such sale or other transfer, such Subsidiary shall meet the applicable requirements of the definition of “Permitted Minority-Interest Subsidiary”.

“Permitted Receivables Financing”: any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) accounts receivable or interests therein and all collateral securing such accounts receivable, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such accounts receivable, any guarantees, indemnities, warranties or other obligations in respect of such accounts receivable, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such accounts receivable and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”) (i) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary other than an SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable and Related Assets or interests in such accounts receivable and Related Assets, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (A) one or more sequential transfers or pledges of the same accounts receivable and Related Assets, or interests therein (such as a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred accounts receivable and Related Assets to secure Indebtedness incurred by the SPE Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables

Financing, and (B) periodic transfers or pledges of accounts receivable and/or revolving transactions in which new accounts receivable and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged accounts receivable and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any SPE Subsidiary) or the Company (as applicable) only in respect of the cash flows in respect of such accounts receivable and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions.

The “amount” or “principal amount” of any Permitted Receivables Financing shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Financing, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Financing in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of accounts receivable less the amount of collections received by the Company or any Subsidiary in respect of such accounts receivable and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest. Each Lender authorizes the Administrative Agent to enter into an intercreditor agreement in respect of each Permitted Receivables Financing from time to time in effect and to take all actions it deems appropriate or necessary in connection with any such intercreditor agreement.

“Permitted Uses of Proceeds”: as defined in subsection 2.3.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Pledged Note”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Principal Debt Payments”: for any period, the sum of all scheduled payments of principal amounts of Indebtedness of the Company and its Subsidiaries, on a consolidated basis, during such period.

“Pro Forma Balance Sheet”: as defined in subsection 10.1(a).

“Properties”: each parcel of real property currently or previously owned or operated by the Company or any Subsidiary of the Company.

“Refunded Swing Line Loans”: as defined in subsection 6.7(b).

“Register”: as defined in subsection 16.6(d).

“Regulation U”: Regulation U of the Board, as from time to time in effect.

“Related Assets”: has the meaning set forth in the definition of “Permitted Receivables Financing.”

“Related Document”: any agreement, certificate, document or instrument relating to a Letter of Credit.

“Release Lenders”: at a particular time Lenders that hold at least (a) 75% of (i) the aggregate then outstanding principal amount of the Tranche A Term Loans, (ii) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (w) the aggregate then outstanding principal amount of the Revolving Credit Loans, (x) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (y) the aggregate then outstanding principal amount of Revolving L/C Obligations and (z) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (iii) the Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under the applicable Incremental Revolving Loan Facility and (b) 75% of the aggregate then outstanding principal amount of the Term Loans (other than Tranche A Term Loans).

“Reorganization”: with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Required Application Lenders”: at a particular time Lenders that hold:

(a) more than 50% of (x) the aggregate then outstanding principal amount of Tranche A Term Loans, (y) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (z) any Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under such Incremental Revolving Loan Facility, and

(b) more than 50% of the aggregate then outstanding principal amount of the Term Loans (other than Tranche A Term Loans).

“Required Lenders”: at a particular time Lenders that hold more than 50% of (a) the aggregate then outstanding principal amount of the Term Loans or, prior to the Closing Date, the Term Loan Commitments, (b) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (c) the Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under the applicable Incremental Revolving Loan Facility.

“Required Revolving/Tranche A Lenders”: more than 50% of (a) the aggregate then outstanding principal amount of Tranche A Term Loans, (b) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 6.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding and (c) any Incremental Revolving Loan Commitments or if any Incremental Revolving Loan Commitments have been cancelled the aggregate then outstanding principal amount of the Incremental Revolving Loans outstanding under such Incremental Revolving Loan Facility.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer, vice president – finance or treasurer of the Company.

“Restricted Payments”: as defined in subsection 13.9.

“Revolving Credit Commitment”: as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to subsection 6.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule I under the heading “Revolving Credit” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the “Revolving Credit Commitments”. The Revolving Credit Commitments as of the Closing Date shall be $200,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and participating interest in Swing Line Loans).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Loan” and “Revolving Credit Loans”: as defined in subsection 6.1(a).

“Revolving Credit Termination Date”: the earlier of (i) June 12, 2013, and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

“Revolving L/C Obligations”: the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 6.6.

“SEC Filings”: as to the Company, any public filings that the Company has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Closing Date.

“Separation”: as defined in the recitals hereto.

“Separation Agreement”: as defined in the recitals hereto.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Special Distribution”: as defined in the recitals hereto.

“SPE Subsidiary”: any wholly owned Subsidiary of the Company formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Standby L/C”: an irrevocable standby or direct pay Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Company on behalf of the Company or any Subsidiary thereof, in respect of obligations of the

Company or a Subsidiary thereof incurred for general corporate purposes, including, without limitation, for insurance purposes or in respect of advance payments or as bid or performance bonds.

“Station”: a radio station operated to transmit over airwaves radio signals within a geographic area for the purposes of providing commercial broadcasting radio programming.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

“Subsidiary Guarantor”: any Subsidiary which enters into the Guarantee and Collateral Agreement pursuant to subsections 11.1(d) or 12.8(a) or (b) (it being understood and agreed that, subject to subsection 12.8(b), (i) no Foreign Subsidiary of the Company, (ii) no other Subsidiary of the Company if more than 65% of the assets of such Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value), (iii) no Non-Significant Subsidiary and (iv) no Permitted Minority-Interest Subsidiary shall, in any case, enter into the Guarantee and Collateral Agreement pursuant to subsections 11.1(g) or 12.8(a)).

“Swing Line Commitment”: JPMCB’s obligation to make Swing Line Loans pursuant to subsection 6.7.

“Swing Line Lender”: at any time the Lender then having an obligation to make Swing Line Loans under this Agreement.

“Swing Line Loan” and “Swing Line Loans”: as defined in subsection 6.7(a).

“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit D hereto.

“Syndication Agents”: Bank of America, N.A. and Deutsche Bank Trust Company Americas.

“Tax Sharing Agreement”: the Tax Sharing and Indemnification Agreement, dated as of June 12, 2007, among the Company, TWDC and ABC Radio, as amended from time to time.

“Term Loan Commitments”: as to any Lender, the collective reference to its Tranche A Term Loan Commitment, its Tranche B Term Loan Commitment and each of its Incremental Term Loan Commitments.

“Term Loans”: collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans; each, a “Term Loan”.

“Tranche A Term Loan” and “Tranche A Term Loans”: as defined in subsection 2.1.

“Tranche A Term Loan Commitment”: as to any Lender, its obligations to make Tranche A Term Loans to the Company on the Closing Date pursuant to subsection 2.1, in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule I under the heading “Tranche A Term Loan” and in an aggregate amount not to exceed the amount equal to such Lender’s Tranche A Term Loan Commitment Percentage of the aggregate Tranche A Term Loan Commitments; collectively, as to all the Lenders, the “Tranche A Term Loan Commitments”. The Tranche A Term Loan Commitments as of the Closing Date shall be $600,000,000.

“Tranche A Term Loan Commitment Percentage”: as to any Lender, the percentage which such Lender’s Tranche A Term Loan (or, prior to the Closing Date, Tranche A Term Loan Commitment) constitutes of the aggregate then outstanding principal amount of Tranche A Term Loans (or Tranche A Term Loan Commitments).

“Tranche B Maturity Date”: June 12, 2014, or if such day is not a Business Day, the first Business Day thereafter.

“Tranche B Term Loan” and “Tranche B Term Loans”: as defined in subsection 3.1.

“Tranche B Term Loan Commitment”: as to any Lender, its obligation to make a Tranche B Term Loan to the Company on the Closing Date pursuant to subsection 3.1, in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule I under the heading “Tranche B Term Loan” and in an aggregate amount not to exceed the amount equal to such Lender’s Tranche B Term Loan Commitment Percentage of the aggregate Tranche B Term Loan Commitments; collectively, as to all the Lenders, the “Tranche B Term Loan Commitments”. The Tranche B Term Loan Commitments as of the Closing Date shall be $1,535,000,000.

“Tranche B Term Loan Commitment Percentage”: as to any Lender, the percentage which such Lender’s Tranche B Term Loan (or, prior to the Closing Date, Tranche B Term Loan Commitment) constitutes of the aggregate then outstanding principal amount of Tranche B Term Loans (or Tranche B Term Loan Commitments).

“Transactions”: the collective reference to (a) the Separation, (b) the Merger, (c) the Special Distribution and (d) the other transactions contemplated hereby.

“TWDC”: as defined in the recitals hereto.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (or any successor publication), as the same may be amended from time to time.

“U.S. Taxes”: any tax, assessment, or other charge or levy and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, imposed by or on behalf of the United States or any taxing authority thereof.

“Working Capital Payment”: any payment made by the Company or any of its Subsidiaries in respect of the Final Adjustment Amount (as defined in the Separation Agreement) pursuant to Section 2.10 of the Separation Agreement.

“Working Day”: any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF TRANCHE A TERM LOAN COMMITMENTS

2.1 Tranche A Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Tranche A Term Loan”) to the Company on the Closing Date in an amount equal to the Tranche A Term Loan Commitment of such Lender; provided that on the Closing Date, if all conditions precedent required to be satisfied under subsection 11.1 have been met or waived, funding shall occur by 8:30 A.M. The Tranche A Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 8.1, 8.2 and 8.3; provided on the Closing Date, the Tranche A Term Loans may be made as Eurodollar Loans with an Interest Period of one month upon one Business Day prior notice.

2.2 Repayment of Tranche A Term Loans. The Company shall repay the Tranche A Term Loans in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, the date that is the sixth anniversary of the Closing Date), commencing on September 30, 2010, in the aggregate principal amount set forth opposite each of such installments specified below:

Installment	Amount
1	$15,000,000
2	$15,000,000
3	$15,000,000
4	$15,000,000
5	$22,500,000
6	$22,500,000
7	$22,500,000
8	$22,500,000
9	$112,500,000
10	$112,500,000
11	$112,500,000
Sixth anniversary of the Closing Date	$112,500,000

2.3 Proceeds of Tranche A Term Loans. The Company shall use the proceeds of the Tranche A Term Loans, together with the proceeds of the other Term Loans (i) to finance the Transactions (including any Working Capital Payment), (ii) to refinance the Existing Citadel Credit Agreement and all other Indebtedness of the Company and its Subsidiaries outstanding as of the Closing Date, except for Indebtedness permitted by subsection 13.2, (iii) to refinance the Existing ABC Radio Credit Agreement, and (iv) to finance the payment of the fees and expenses of the Transactions and the transactions contemplated thereby, including any refinancing of, and payments in connection with, the Existing Convertible Subordinated Notes, (the uses referred to in clauses (i) through (iv) referred to as the “Permitted Uses of Proceeds”).

SECTION 3. AMOUNT AND TERMS OF TRANCHE B TERM LOAN COMMITMENTS

3.1 Tranche B Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Company on the Closing Date in an amount equal to the Tranche B Term Loan Commitment of such Lender; provided that on the Closing Date, if all conditions precedent required to be satisfied under subsection 11.1 have been met or waived, funding shall occur by 8:30 A.M. The Tranche B Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 8.1, 8.2 and 8.3; provided on the Closing Date, the Tranche B Term Loans may be made as Eurodollar Loans with an Interest Period of one month upon one Business Day prior notice.

3.2 Repayment of Tranche B Term Loans. The Company shall repay the Tranche B Term Loans in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, the date that is the seventh anniversary of the Closing Date), commencing on September 30, 2010, in the aggregate principal amount set forth opposite each such installment specified below:

Installment	Amount
1	$3,837,500
2	$3,837,500
3	$3,837,500
4	$3,837,500
5	$3,837,500
6	$3,837,500
7	$3,837,500
8	$3,837,500
9	$3,837,500
10	$3,837,500
11	$3,837,500
12	$3,837,500
13	$3,837,500
14	$3,837,500
15	$3,837,500
Seventh anniversary of Closing Date	$1,477,437,500

3.3 Proceeds of Tranche B Term Loans. The Company shall use the proceeds of the Tranche B Term Loans, together with the proceeds of the other Term Loans, for the Permitted Uses of Proceeds.

SECTION 4. AMOUNT AND TERMS OF INCREMENTAL TERM LOAN COMMITMENTS

4.1 Incremental Term Loans. Subject to the terms and conditions of the applicable Incremental Facility Activation Notice, each Lender which executed such Incremental Facility Activation Notice severally agrees to make a term loan (an “Incremental Term Loan”) to the Company on the Incremental Facility Effective Date specified in such Incremental Facility Activation Notice in an amount equal to the Incremental Term Loan Commitment of such Lender specified in such Incremental Facility Activation Notice. The Incremental Term Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 8.1, 8.2 and 8.3; provided on the applicable Incremental Facility Activation Date, the Incremental Term Loans may be made as Eurodollar Loans with an Interest Period of one month upon one Business Day prior notice.

4.2 Repayment of Incremental Term Loans. The Company shall repay the Incremental Term Loans made pursuant to an Incremental Facility Activation Notice on the dates and in the amounts specified in such Incremental Facility Activation Notice.

4.3 Proceeds of Incremental Term Loans. The Company shall use the proceeds of the Incremental Term Loans for the purposes specified in subsection 7.3.

SECTION 5. [INTENTIONALLY OMITTED]

SECTION 6. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

6.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Company (“Revolving Credit Loans”) from time to time. Notwithstanding the foregoing, in no event shall (i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if subsection 6.7 would be violated thereby or (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lenders issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lenders issue new Letters of Credit.

(b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

6.2 Proceeds of Revolving Credit Loans. The Company shall use the proceeds of Revolving Credit Loans solely for (a) making payments to the Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of Credit, (b) repaying Swing Line Loans and Revolving Credit Loans after the Closing Date, (c) financing the general working capital needs of the Company or any of its Subsidiaries, (d) financing Restricted Payments permitted under subsection 13.9 (with regard to Restricted Payments under subsection 13.9(d) limited to the amount of the Available Excess Cash Flow, provided that the foregoing limitation shall not apply if the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such Restricted Payment and to any other event occurring after such period and within three (3) Business Days of the date of determination as to which pro forma calculation is appropriate as if such Restricted Payment had occurred as of the first day of such period, is less than 6.0 to 1.0), (e) refinancing Indebtedness (including the Existing Convertible Subordinated Notes), (f) financing capital expenditures, (g) financing any Working Capital Payment, (h) payment of the Special Distribution and (i) other general corporate purposes of the Company or any of its Subsidiaries, including, without limitation, to finance the purchase price of Permitted Acquisitions, Permitted Joint Ventures and other permitted Investments, and to refinance any Indebtedness assumed or being repaid or repurchased in connection therewith, including any upfront payment, or any investment in working capital following a Permitted Acquisition or Permitted Joint Venture, in each case to the extent permitted under Section 13, and to pay related fees and expenses, all in accordance with the terms and conditions hereof.

6.3 Issuance of Letters of Credit. (a) The Company may from time to time request any Issuing Lender to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, by delivering to the Administrative Agent at its address specified in subsection 16.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Credit Documents shall be deemed to be a reference to such Lender.

(b) Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date, in the case of each Standby L/C, occurring not later than the earlier of (w) 365 days after the date of issuance of such Standby L/C and (x) two Business Days prior to the Revolving Credit Termination Date, and, in the case of each Commercial L/C, occurring not later than the earlier of (y) 180 days after the date of issuance of such Commercial L/C; provided, however, that at the request of the Company and upon the consent, in its sole and absolute discretion, of the Issuing Lender issuing such Commercial L/C, such date may be up to 360 days after the date of issuance of such Commercial L/C and (z) two Business Days prior to the Revolving Credit Termination Date. Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) Letters of credit issued under the Existing Credit Agreements which remain outstanding on the Closing Date shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date.

6.4 Participating Interests. Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Lender, and each Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

6.5 Procedure for Opening Letters of Credit. Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (a) if the amount of such requested Letter of Credit, together with the sum of (i) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (ii) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $100,000,000 or (b) if subsection 6.1 would be violated thereby.

6.6 Payments in Respect of Letters of Credit. (a) The Company agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C Application relating thereto (i) to reimburse the Issuing Lender, through the Administrative Agent, for any payment made by the Issuing Lender under any Letter of Credit, and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Company for such payment, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans plus 2%.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, the Issuing Lender will promptly notify each other Lender with a Revolving Credit Commitment through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Lender with a Revolving Credit Commitment will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other Lender’s pro rata share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Lender of such amount and a request of such Lender, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Lender such other Lender’s pro rata share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Lender, through the Administrative Agent, its pro rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

6.7 Swing Line Commitment. (a) Subject to the terms and conditions hereof, JPMCB agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $20,000,000; provided that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Company under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. The Swing Line Loans shall be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Company shall give JPMCB irrevocable notice (which notice must be received by JPMCB prior to 1:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $250,000 or a whole multiple thereof. The proceeds of each Swing Line Loan will be made available by JPMCB to the Company by crediting the account of the Company at JPMCB with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 6.2.

(b) JPMCB at any time in its sole and absolute discretion may, and on the thirtieth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Company (which hereby irrevocably directs JPMCB to act on its behalf), request each Lender, including JPMCB, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 14 shall have occurred (in which event the procedures of paragraph (c) of this subsection shall apply) each Lender shall make the proceeds of its Revolving Credit Loan available to JPMCB for the account of JPMCB at the office of JPMCB located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection one of the events described in paragraph (f) of Section 14 shall have occurred, each Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Lender will immediately transfer to JPMCB, in immediately available funds, the amount of its participation and upon receipt thereof JPMCB will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after JPMCB has received from any Lender such Lender’s participating interest in a Swing Line Loan, JPMCB receives any payment on account thereof, JPMCB will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by JPMCB is required to be returned, such Lender will return to JPMCB any portion thereof previously distributed by JPMCB to it in like funds as such payment is required to be returned by JPMCB.

6.8 Participations. Each Lender’s obligation to purchase participating interests pursuant to subsection 6.4 and clauses (b) and (c) of subsection 6.7 is absolute and unconditional as set forth in subsection 8.16.

SECTION 7. AMOUNT AND TERMS OF INCREMENTAL REVOLVING LOAN COMMITMENTS

7.1 Incremental Revolving Loan Commitments. (a) Subject to the terms and conditions of the applicable Incremental Facility Activation Notice, each Lender which executed such Incremental Facility Activation Notice agrees to extend credit, in an aggregate amount not to exceed such Lender’s applicable Incremental Revolving Loan Commitment, to the Company from time to time on any Borrowing Date during the applicable Incremental Revolving Loan Commitment Period by making loans to the Company (“Incremental Revolving Loans”) from time to time. Notwithstanding the foregoing, in no event shall any Incremental Revolving Loan be made if after giving effect to such making and the use of proceeds thereof as irrevocably directed by the Company, the aggregate then outstanding principal amount of Incremental Revolving Loans under the applicable Incremental Revolving Loan Facility would exceed the aggregate Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility. During such Incremental Revolving Loan Commitment Period, the Company may use such Incremental Revolving Loan Commitments by borrowing, prepaying the Incremental Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) Each borrowing of Incremental Revolving Loans pursuant to the Incremental Revolving Loan Commitments under any Incremental Revolving Loan Facility shall be in an aggregate principal amount of the lesser of (i) $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the applicable Available Incremental Revolving Loan Commitments.

7.2 Mandatory Reduction of Incremental Revolving Loan Commitments. The Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility shall automatically be permanently reduced, and each Lender’s Incremental Revolving Loan Commitment under such Incremental Revolving Loan Facility shall be permanently reduced to an amount equal to such Lender’s Commitment Percentage of such Incremental Revolving Loan Commitments, as so reduced, on the dates and in the amounts specified in the applicable Incremental Facility Activation Notice; provided, however, if prior to any of the dates specified in the immediately preceding clause, the Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility shall have been permanently reduced pursuant to subsection 8.4 or 8.6 to an amount less than the amount to which such Incremental Revolving Loan Commitments are required to be reduced on such date pursuant to the schedule set forth in such Incremental Facility Activation Notice, such Incremental Revolving Loan Commitments shall as of such date be such lesser amount. If at the time of any such mandatory reduction of any Incremental Revolving Loan Commitments, the aggregate principal amount of the Incremental Revolving Loans then outstanding thereunder exceeds the Incremental Revolving Loan Commitments as so reduced on such date, the Company shall on such date prepay the Incremental Revolving Loans under such Incremental Revolving Loan Facility in the amount of such excess, together with accrued interest thereon to the date of payment.

7.3 Proceeds of Incremental Revolving Loans. The Company shall use the proceeds of Incremental Revolving Loans (a) for purposes of financing Permitted Acquisitions and Permitted Joint Ventures, including to finance the purchase price thereof and to refinance any Indebtedness assumed or being repaid or repurchased in connection therewith, including any upfront payment, or any investment in working capital following a Permitted Acquisition or Permitted Joint Venture, and to pay related fees and expenses, (b) for purposes of financing Restricted Payments permitted under subsection 13.9 (with regard to Restricted Payments under subsection 13.9(d) limited to the amount of the Available Excess Cash Flow, provided that the foregoing limitation shall not apply if the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such Restricted Payment and to any other event occurring after such period and within three (3) Business Days of the date of determination as to which pro forma calculation is appropriate as if such Restricted Payment had occurred as of the first day of such period, is less than 6.0 to 1.0), (c) for purposes of refinancing Indebtedness (including the Existing Convertible Subordinated Notes), (d) for purposes of financing capital expenditures, (e) for purposes of financing any Working Capital Payment and (f) for other general corporate purposes of the Company or any of its Subsidiaries.

SECTION 8. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

8.1 Procedure for Borrowing by the Company. (a) The Company may borrow under the Commitments on any Working Day, if the borrowing is of Eurodollar Loans,

or on any Business Day, if the borrowing is of ABR Loans. With respect to the borrowings to take place on the Closing Date, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date). With respect to any subsequent borrowings, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Working Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans, (D) if the borrowing is to be made after the Closing Date, the amount of such borrowing to be constituted by Revolving Credit Loans and/or Incremental Revolving Loans and (E) if the borrowing is to be made on the Closing Date, the amount of such borrowing to be constituted by Tranche A Term Loans, Tranche B Term Loans and/or Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 4:00 P.M., New York City time, on such date or, in the case of Loans to be made on the Closing Date, promptly following receipt thereof by the Administrative Agent). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 16.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Subject to subsection 6.7(b), loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent’s crediting the account of the Company, at the office of the Administrative Agent specified in subsection 16.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans by the Company hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than fifteen Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Tranche A Term Loans, Tranche B Term Loans or Incremental Term Loans, respectively, and no more than ten Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Revolving Credit Loans or Incremental Revolving Loans.

8.2 Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 14), (ii) the then unpaid principal amount of each Incremental Revolving Loan of such Lender on the applicable Incremental Revolving Loan Termination Date (or such earlier date on which the applicable Incremental Revolving Loans become due and payable pursuant to Section 14) and (iii) the principal amount of the Term Loan of such Lender, in accordance with the applicable amortization schedule set forth in subsections

2.2, 3.2 and (as set forth in the applicable Incremental Facility Activation Notice) 4.2 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Term Loans become due and payable pursuant to Section 14). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 8.7.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 16.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 8.2(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.

8.3 Conversion Options. The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 8.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

8.4 Changes of Commitment Amounts. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments and/or the Incremental Revolving Loan Commitments under an Incremental Revolving Loan Facility subject to the provisions of this subsection 8.4. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and last, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments any Letter of Credit then outstanding which has been so cash collateralized shall no longer be considered a “Letter of Credit”, as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations) but the Letter of Credit fees payable under subsection 8.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in subsection 8.11) with respect to such Letter of Credit until the expiry thereof. To the extent, if any, that the amount of the Incremental Revolving Loans under an Incremental Revolving Loan Facility then outstanding exceeds the amount of the Incremental Revolving Loan Commitments under such Incremental Revolving Loan Facility as then reduced, the Company shall be required to make a prepayment of such Incremental Revolving Loans equal to such excess amount.

(b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 8.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments and/or any Incremental Revolving Loan Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments and/or any Incremental Revolving Loan Commitments shall be in an amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments and/or such Incremental Revolving Loan Commitments then in effect.

8.5 Optional Prepayments. The Company may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon at least one Business Days’ irrevocable notice to the Administrative Agent in the case of ABR Loans and two

Working Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 8.21. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 8.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Any amount prepaid on account of Term Loans may not be reborrowed. Partial prepayments of the Term Loans pursuant to this subsection 8.5 shall be applied as directed by the Company.

8.6 Mandatory Prepayments. (a) Subject to the provisions of paragraphs (d) and (h) below, following any issuance of debt obligations of the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries permitted to be issued under subsection 13.2) an amount equal to 100% of the net proceeds of such debt issuance shall, unless the Company and the Required Application Lenders otherwise agree, be applied by the Company in the following order of priority, except as such order of priority may be modified by agreement of the Company and the Required Application Lenders: first, to the ratable prepayment of the Term Loans (in the manner set forth in subsection 8.6(d)) and second, to permanently reduce the Revolving Credit Commitments in the manner set forth in subsection 8.4(a) (and, to the extent that the Aggregate Revolving Credit Extensions of Credit plus the then outstanding principal amount of the Swing Line Loans exceed the Revolving Credit Commitments as so reduced, such net proceeds shall be applied to the prepayment of the Revolving Credit Loans and the Swing Line Loans and the cash collateralization of the Letters of Credit in accordance with subsection 8.4 in an amount equal to such excess) and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof).

(b) Subject to the provisions of paragraphs (d) and (h) below, following the establishment of any Permitted Receivables Financing by the Company or any of its Subsidiaries, an amount equal to 100% of the net proceeds of such Permitted Receivables Financing that are not applied to prepay, redeem or acquire the Existing Convertible Subordinated Notes (or a portion thereof) shall, unless the Company and the Required Application Lenders otherwise agree, be applied by the Company in the following order of priority, except as such order of priority may be modified by agreement of the Company and the Required Application Lenders: first, to the ratable prepayment of the Term Loans (in the manner set forth in subsection 8.6(d) and second, to permanently reduce the Revolving Credit Commitments in the manner set forth in subsection 8.4(a) (and, to the extent that the Aggregate Revolving Credit Extensions of Credit plus the then outstanding principal amount of the Swing Line Loans exceed the Revolving Credit Commitments as so reduced, such net proceeds shall be applied to the prepayment of the Revolving Credit Loans and the Swing Line Loans and the cash collateralization of the Letters of Credit in accordance with subsection 8.4 in an amount equal to such excess) and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof).

(c) Subject to paragraphs (d), (e), (f), (g) and (h) below, within 30 days following receipt by the Company or any of its Subsidiaries of Net Proceeds from any Asset Sale by the Company or any of its Subsidiaries, an amount equal to 100% of the Net Proceeds of such Asset Sale shall, unless the Company and the Required Application Lenders otherwise agree, be applied by the Company in the following order of priority, except as such order of priority may be modified by agreement of the Company and the Required Application Lenders: first, to the ratable prepayment of the Term Loans (in the manner set forth in subsection 8.6(d)) and second, to permanently reduce the Revolving Credit Commitments in the manner set forth in subsection 8.4(a) (and, to the extent that the Aggregate Revolving Credit Extensions of Credit plus the then outstanding principal amount of the Swing Line Loans exceed the Revolving Credit Commitments as so reduced, such net proceeds shall be applied to the prepayment of the Revolving Credit Loans and the Swing Line Loans and the cash collateralization of the Letters of Credit in accordance with subsection 8.4 in an amount equal to such excess) and, if so required by the applicable Incremental Facility Activation Notice(s), the Incremental Revolving Loans (with any such prepayments of Incremental Revolving Loans permanently reducing the applicable Incremental Revolving Loan Commitments in the amount thereof). Notwithstanding the above, (i) so long as any Existing Convertible Subordinated Notes remain outstanding, the Company may elect to apply the Net Proceeds from any Asset Sale within 24 months after receipt thereof to repay the Existing Convertible Subordinated Notes (or a portion thereof) prior to any repayment of the Loans and reduction of Commitments specified above or reinvestment pursuant to subsection 13.6(e) or (f), (ii) the Company may elect to apply Net Proceeds to prepay the Term Loans at any time in accordance with this subsection 8.6(c) and (iii) the prepayment requirement under this subsection 8.6(c) (x) shall not apply to an Asset Sale if at the time of receipt of Net Proceeds from such Asset Sale the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such date for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission is less than 5.0 to 1.0, and (y) shall be subject to the reinvestment rights provided in subsections 13.6(e) and (f).

(d) Partial prepayments of the Term Loans pursuant to subsection 8.6 shall be applied first, to the next four installments thereof scheduled to be paid in direct order, and second, to the remaining installments on a pro rata basis. Subject to clause first of the immediately preceding sentence and paragraph (d) below, prepayments applicable to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans shall be made on a pro rata basis based on the aggregate amount of such Term Loans then outstanding. Notwithstanding the foregoing, Incremental Term Loans shall be entitled to participate in mandatory prepayments under paragraphs (a) and (b) above and in accordance with the two immediately preceding sentences only if required by the applicable Incremental Facility Activation Notice(s).

(e) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to paragraph (c) above from any Asset Sale consisting of the sale of all of the shares of capital stock of any Subsidiary Guarantor (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (g) of this subsection 8.6), (1) the obligations of such Subsidiary Guarantor under its Guarantee shall automatically be discharged and released without any further action by the Administrative Agent or any Lender, and (2) the Administrative Agent and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release.

(f) Upon receipt by the Administrative Agent of the amounts required to be paid pursuant to paragraph (c) above from any Asset Sale consisting of the sale of shares of capital stock of any Subsidiary Guarantor or any Subsidiary of the Company (or, upon receipt by the Company or its Subsidiaries of such amounts as are permitted to be retained in accordance with clause (g) of this subsection 8.6), (1) the Administrative Agent shall release to the Company, without representation, warranty or recourse, express or implied, those of such shares of capital stock of such Subsidiary Guarantor or Subsidiary held by it as Pledged Stock (as defined in the Company Pledge Agreement) and (2) the Administrative Agent and the Lenders will, upon the request of the Company, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such release.

(g) Notwithstanding anything to the contrary contained in this subsection 8.6, so long as no Default or Event of Default has occurred or is continuing or would result therefrom, the Company may elect, by notice to the Administrative Agent, to retain, without compliance with respect thereto with any of the provisions of this subsection 8.6, up to $40,000,000 in the aggregate of Net Proceeds from Asset Sales occurring after the Closing Date which the Company would otherwise be required to apply to prepayment of the Term Loans and the reduction of the Incremental Revolving Loan Commitments and Revolving Credit Commitments, and the Term Loans need not be prepaid nor the Incremental Revolving Loan Commitments and Revolving Credit Commitments reduced by such amount.

(h) Prepayments of Eurodollar Loans pursuant to this subsection 8.6, if not on the last day of the Interest Period with respect thereto, shall, at the Company’s option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 8.21 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Company) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.

(i) Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

(j) Upon consummation by the Company or any Subsidiary of a Permitted Minority-Interest Transfer, (i) the Administrative Agent shall release to the Company, without representation, warranty or recourse, those shares of capital stock of the Subsidiary that are the subject of such Permitted Minority-Interest Transfer as permitted in clauses (1) and (2) of subsection 8.6(f) and shall release any Pledged Note theretofore pledged, provided that the conditions set forth in clause (a)(iii) and (iv) of the definition of Permitted Minority-Interest Subsidiaries shall have been satisfied, and (ii) if such Subsidiary whose shares are the subject of such Permitted Minority-Interest Transfer is a Subsidiary Guarantor, the obligations of such Subsidiary under its Subsidiary Guarantee shall automatically be discharged and released as provided in clauses (1) and (2) of subsection 8.6(e) above.

8.7 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 14, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection (provided that for all purposes of determining the Applicable Margin, the Applicable Revolving/Tranche A Level and the Applicable Tranche B Level shall each be deemed to be Level 1) or (y) in the case of overdue interest, 2% above the rate described in paragraph (b) of this subsection for Revolving Credit Loans (provided that for purposes of this paragraph (c), the Applicable Revolving/Tranche A Level shall be deemed to be Level 1), in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

8.8 Computation of Interest and Fees. (a) Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

8.9 Commitment Fees. (a) Subject to paragraph (c) of this subsection 8.9, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the Closing Date to but excluding the Revolving Credit Termination Date on the sum of such Lender’s Available Revolving Credit Commitment outstanding from time to time, at the rate per annum for each day during the period for which payment is made equal to the Commitment Fee Rate.

(b) The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the Incremental Facility Effective Date for each Incremental Revolving Facility to but excluding the Incremental Revolving Loan Termination Date for such Incremental Revolving Facility, on such Lender’s Available Incremental Revolving Loan Commitment outstanding from time to time, at the rate per annum for each day during the period for which payment is made as is set forth in the applicable Incremental Facility Activation Notice.

(c) The commitment fee provided for in this subsection 8.9 shall be payable quarterly in arrears on the last day of each fiscal quarter ending after the Closing Date and on the Revolving Credit Termination Date with respect to the Available Revolving Credit Commitments and on the Incremental Revolving Loan Termination Date with respect to the Available Incremental Revolving Loan Commitments.

8.10 Certain Fees. The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee in the amount and payable on such dates as is separately agreed to by the Company and the Administrative Agent.

8.11 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative, issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the Participating Lenders, (i) with respect to each Standby L/C, on the average outstanding amount available to be drawn under each Standby L/C at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable in arrears, on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date

and (ii) with respect to each Commercial L/C, on the aggregate face amount of each Commercial L/C at a rate equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable on the date such Commercial L/C is issued.

In addition, the Company shall pay to the Issuing Lender (i) with respect to each Standby L/C, in arrears on the last day of each fiscal quarter of the Company and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments, a fee to be agreed with the applicable Issuing Lender but not greater than 1/8 of 1% per annum on the average outstanding amount available to be drawn under such Standby L/C, solely for its own account as Issuing Lender of such Standby L/C and not on account of its L/C Participating Interest therein and (ii) with respect to each Commercial L/C, on the date such Commercial L/C is issued, a fee to be agreed with the applicable Issuing Lender but not greater than 1/8 of 1% on the aggregate face amount of such Commercial L/C, solely for its own account as Issuing Lender of such Commercial L/C and not on account of its L/C Participating Interest therein.

(b) In connection with any payment of fees pursuant to this subsection 8.11, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; provided that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

8.12 Letter of Credit Reserves. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit ABR Loans. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 8.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Company agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

8.13 Further Assurances. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

8.14 Obligations Absolute. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

8.15 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 16.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

8.16 Participations. Each Lender’s obligation to purchase participating interests pursuant to subsections 6.4 and 6.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

8.17 Inability to Determine Interest Rate for Eurodollar Loans. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of making or maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans, and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

8.18 Pro Rata Treatment and Payments . (a) Each borrowing of any Loans (other than Swing Line Loans) by the Company from the Lenders, each payment by the Company on account of any fee hereunder (other than as set forth in subsections 8.10 and 8.11) and any reduction of the Revolving Credit Commitments or Incremental Revolving Loan Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in subsections 8.6, 8.19, 8.20 and 8.21) shall be made pro rata according to the relevant Commitment Percentages of the Lenders. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 1111 Fannin Street, 8th Floor, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection 8.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s relevant Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 8.18(b) shall be conclusive, absent manifest error. If such Lender’s relevant Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 8.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(d) All payments and prepayments (other than mandatory prepayments as set forth in subsection 8.6 and other than prepayments as set forth in subsection 8.20 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

(e) Each Lender, Conduit Lender, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) either:

(A) two duly completed and signed copies of either Internal Revenue Service Form W-BEN (relating to such Non-U.S. Lender and entitling it to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents) or Form W-8ECI (relating to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), or successor and related applicable forms, as the case may be; or

(B) in the case of a Non-U.S. Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in the form of Exhibit F (or such other form of statement as shall be reasonably requested by the Company from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or successor and related applicable form (it being understood and agreed that no Participant and, without the prior written consent of the Company described in clause (C) of the proviso to the first sentence of subsection 16.6(c), no Assignee shall be entitled to deliver any forms or statements pursuant to this clause (B), but rather shall be required to deliver forms pursuant to clause (A) of this subsection 8.18(e));

provided further, however, that in the event that a Non-U.S. Lender is not a corporation for U.S. federal income tax purposes, such Non-U.S. Lender agrees, for purposes of clause (A) or (B) of subsection 8.18(e), to take any actions necessary, and to deliver all additional (or alternative) Internal Revenue Service forms necessary to establish such Non-U.S. Lender’s entitlement to a complete exemption from withholding of U.S. Taxes on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents (including using reasonable best efforts to cause its partners, members, beneficiaries or owners, and their beneficial owners, to take any actions and deliver any forms necessary to establish such exemption).

Each Non-U.S. Lender agrees (i) to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Form W-8BEN or W-8ECI or such other Internal Revenue Service forms required to be delivered pursuant to the proviso following clause (B) of this subsection 8.18(e), as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Company (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable U.S. laws and regulations, (ii) in the case of a Non-U.S. Lender that delivers a statement in the form of Exhibit F (or such other form of statement as shall have been reasonably requested by the Company), to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender, such statement on an annual basis on the anniversary of the date on which such Non-U.S. Lender became a party to this Agreement and to deliver promptly to the Company and the Administrative Agent, and if applicable, the assigning Lender, such additional statements and forms as shall be reasonably requested by the Company from time to time, and (iii) to notify promptly the Company and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 8.18(e) including reliance on any forms provided to it pursuant to the proviso following clause (B) of this subsection 8.18(e). Each Non-U.S. Lender agrees to indemnify and hold harmless the Company from and against any taxes, penalties, interest or other costs or losses (including, without limitation, reasonable attorneys’ fees and expenses) incurred or payable by the Company as a result of the failure of the Company to comply with its obligations to deduct or withhold any U.S. Taxes from any payments made pursuant to this Agreement to such Non-U.S. Lender or the Administrative Agent which failure resulted from the Company’s reliance on any form, statement, certificate or other information provided to it by such Non-U.S. Lender pursuant to clause (B) or clause (ii) of this subsection 8.18(e). The Company hereby agrees that for so long as a Non-U.S. Lender complies with this subsection 8.18(e), the Company shall not withhold any amounts from any payments made pursuant to this Agreement to such Non-U.S. Lender, unless the Company reasonably determines that it is required by law to withhold or deduct any amounts from any payments made to such Non-U.S. Lender pursuant to this Agreement. Notwithstanding any other provision of this subsection 8.18(e), a Non-U.S. Lender shall not be required to deliver any form or statement pursuant to the immediately preceding sentences in this subsection 8.18(e) that such Non-U.S. Lender is not legally able to deliver (it being understood and agreed that the Company shall withhold or deduct such amounts from any payments made to such Non-U.S. Lender that the

Company reasonably determines are required by law). If any Credit Party other than the Company makes any payment to any Non-U.S. Lender under any Credit Document, the foregoing provisions of this subsection 8.18(e) shall apply to such Non-U.S. Lender and such Credit Party as if such Credit Party were the Company (but a Non-U.S. Lender shall not be required to provide any form or make any statement to any such Credit Party unless such Non-U.S. Lender has received a request to do so from such Credit Party and has a reasonable time to comply with such request).

8.19 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 8.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

8.20 Requirements of Law. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender), it being understood and agreed that, in the case of a Non-U.S. Lender that does not comply with clause (A) of subsection 8.18(e) (including the proviso following clause (B) of subsection 8.18(e)), this clause (i) shall apply only to the extent that it would have applied if such Non-U.S. Lender were able to comply with clause (A) of subsection 8.18(e) (including the proviso following clause (B) of subsection 8.18(e));

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

(b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 8.20, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 8.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 8.20, the Company at any time thereafter may, upon at least two Working Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 8.21, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 8.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Company, through the Administrative Agent, of any increased costs pursuant to paragraph (b) of this subsection 8.20, the Company at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lender thereof), and subject to subsection 8.21, reduce or terminate the Revolving Credit Commitments in accordance with subsection 8.4.

(d) A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this subsection 8.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

8.21 Indemnity. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a borrowing of Eurodollar Loans after the Company has given a notice in accordance with subsection 8.1 or in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with subsection 8.3 or in continuing Eurodollar Loans for an additional Interest Period after the Company has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice in accordance with subsection 8.5 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

SECTION 9. [INTENTIONALLY OMITTED]

SECTION 10. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lenders to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and the Administrative Agent, on the date of each Loan made or Letter of Credit issued, that:

10.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 (including the notes thereto) included in the S-4 filing by the Company (the “Pro Forma Balance Sheet”), has been prepared based upon the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 after giving effect to the Merger and the transactions contemplated thereby, the Special Distribution, the Loans hereunder and the use of the proceeds thereof and the payment of related fees and expenses. The Pro Forma Balance Sheet was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made in light of the circumstances when made. As of the date of the Pro Forma Balance Sheet, none of the Company or, to the Company’s best knowledge, except as disclosed in the Merger Agreement, ABC Radio and its Subsidiaries had any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or ABC Radio and its Subsidiaries, taken as a whole.

(b)(i) The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended on such date, reported on by Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at March 31, 2007 and the related consolidated statements of operations and cash flows for the fiscal period ended on such date, copies of each of which have heretofore been furnished to each Lender, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments) the consolidated financial position of each of the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through such date, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein). Notwithstanding anything to the contrary herein, in the event any such financial statements described in this subsection 10.1(b) are restated, the fact of the restatement in and of itself shall not constitute a failure to have complied with this subsection 10.1, provided that the Company shall furnish the restated financial statements to the Administrative Agent promptly upon such financial statements becoming available to the Company.

(c)(i) To the best knowledge of the Company, the audited statements of assets and liabilities of the Acquired Business as of September 30, 2006, October 1, 2005 and September 30, 2004, and the audited statements of operations and cash flows for the fiscal years ended on such dates, reported on by PricewaterhouseCoopers LLP and (ii) the unaudited statements of assets and liabilities of the Acquired Business as of December 30, 2006 and the audited statements of operations and cash flows for the fiscal period ended on such date, copies of each of which have hereto been furnished to each Lender, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments and absence of footnotes) the financial position of the Acquired Business as at such dates, and the results of its operations and changes in cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through such date, in each case, to the Company’s best knowledge, in accordance with GAAP consistently applied throughout the period involved (except as noted therein).

(d) Except as disclosed in the SEC Filings made prior to the date hereof or on Schedule 10.1(d), as of the Closing Date, since October 1, 2005 with regard to the Acquired Business and ABC Radio and its Subsidiaries and since December 31, 2006 with regard to the Company and its Subsidiaries (other than ABC Radio and its Subsidiaries), there has not been any event (including any damage, destruction or loss, whether or not covered by insurance), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Except as disclosed in the SEC Filings made prior to the date hereof or on Schedule 10.1(d), after the Closing Date, since December 31, 2006, there has not been any event (including any damage, destruction or loss, whether or not covered by insurance), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.2 [INTENTIONALLY OMITTED]

10.3 Corporate Existence; Compliance with Law. Each Credit Party and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

10.4 Corporate Power; Authorization. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and in case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement.

10.5 Enforceable Obligations. Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

10.6 No Legal Bar. The performance of each Credit Document, the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of

Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a material adverse effect on the ability of such Credit Party to perform its obligations under the Credit Documents, or which would give rise to any liability on the part of the Administrative Agent or any Lender, or which would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations.

10.7 No Material Litigation. Except as disclosed in the SEC Filings, no litigation or investigation known to the Company through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit and the other transactions contemplated hereby or thereby, or (b) except as disclosed on Schedule 10.7 hereto, which would have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

10.8 Investment Company Act. Neither any Credit Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

10.9 Federal Regulation. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

10.10 No Default. Except as set forth in the SEC Filings made prior to the date hereof or on Schedule 10.10, neither the Company nor any of its Subsidiaries is in default (a) in the payment or performance of any of its or their Contractual Obligations in any respect which would have a Material Adverse Effect, or (b) under any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would have a Material Adverse Effect, and no such order, award or decree would materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

10.11 Taxes. To the best knowledge of the Company with respect to ABC Radio and its Subsidiaries for any period prior to the Closing Date, each of the Company and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all tax returns which, to the knowledge of the Company, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except any such filings or taxes, fees or charges, the making of or the payment of which, or the failure to make or pay, would not have a Material Adverse Effect; and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

10.12 Subsidiaries. The Subsidiaries of the Company listed on Schedule 10.12(a) constitute all of the Domestic Subsidiaries of the Company and the Subsidiaries listed on Schedule 10.12(b) constitute all of the Foreign Subsidiaries of the Company as of the Closing Date.

10.13 Ownership of Property; Liens. Except as disclosed in Schedule 13.3 hereof or the SEC Filings, the Company and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective material real property, and good title to all its respective material other property, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to subsection 13.3 hereof, Federal, state and other tax liens).

10.14 ERISA. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) has occurred during the five years preceding each date on which this representation is made or deemed made with respect to any Plan in any case the consequences of which would have a Material Adverse Effect. On and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), in any case the consequences of which would have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan maintained by the Company or a Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the most recent annual valuation date in respect of each such Plan, exceed the fair market value of the assets of the Plan (including for these purposes accrued but unpaid contributions) allocable to such benefits by an amount that would have a Material Adverse Effect. The liability to which the Company or any Commonly Controlled Entity would become subject under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof would not have a Material Adverse Effect. No Multiemployer Plan is either in Reorganization or Insolvent or, on and after the effectiveness of the Pension Act, in endangered or critical status within the meaning of Section 305 of ERISA, in any case the consequences of which would have a Material Adverse Effect.

10.15 Environmental Matters. Except as disclosed in the SEC Filings, to the Company’s knowledge:

(a) The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

(b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Company have knowledge that any such action is being contemplated, considered or threatened.

(d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

SECTION 11. CONDITIONS PRECEDENT

11.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans on the Closing Date and the obligation of the Issuing Lenders to issue any Letter of Credit on the Closing Date are subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent (which must be satisfied or waived on or prior to August 6, 2007):

(a) Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Consolidated Total Net Leverage Ratio. The Administrative Agent shall have received evidence satisfactory to it demonstrating that the ratio of (i) Consolidated Total

Indebtedness, calculated on a pro forma basis as of December 31, 2006 to give effect to the Transactions, the Loans hereunder and the use of proceeds thereof, the payment of Indebtedness on the Closing Date, the payment of related fees and expenses and the other transactions contemplated hereby to occur on the Closing Date, less the aggregate amount of cash and Cash Equivalents (in each case free and clear of all Liens, other than nonconsensual Liens permitted by subsection 13.3) included in the consolidated balance sheet of the Company and its Subsidiaries as of such date up to an aggregate amount not exceeding $350,000,000, less the principal amount of the Existing Convertible Subordinated Notes outstanding on the Closing Date to the extent reflected on a consolidated balance sheet of the Company in accordance with GAAP to (ii) the Consolidated EBITDA for the period of twelve consecutive fiscal months ended December 31, 2006 does not exceed 7.75 to 1.00.

(c) Financial Information. The Administrative Agent shall have received a copy of (i) the Pro Forma Balance Sheet, (ii) the financial statements referred to in subsections 10.1(b) and (c) and (iii) financial projections of the Company and its Subsidiaries for the period 2007 through 2010 reflecting each year therein on an annual basis.

(d) Guarantee and Collateral Agreement. The Administrative Agent shall have received the Guarantee and Collateral Agreement executed and delivered by a duly authorized officer of the Company and each Subsidiary Guarantor.

(e) Transactions. The Separation and the Merger shall have been, or shall be concurrently, consummated pursuant to the Separation Agreement and the Merger Agreement (without divestiture of material assets), respectively, in each case substantially in the forms thereof dated February 6, 2006 (as amended on November 19, 2006), all required stockholder approvals to effect the Separation and the Merger shall have been obtained and no material provision of either the Separation Agreement or the Merger Agreement shall have been amended, supplemented or waived in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(f) Transaction Documents. The documents and materials filed publicly by TWDC and the Company in connection with the Transactions shall have been furnished to the Administrative Agent.

(g) Capital Structure. The Administrative Agent shall be satisfied that the corporate and capital structure of the Company (after giving effect to the Transactions) is consistent with the sources and uses table in the Commitment Letter dated as of December 20, 2006 and the description provided to the Administrative Agent prior to December 20, 2006.

(h) Consents. The Administrative Agent shall have received (i) all necessary or required governmental and third party consents and approvals in connection with the Transactions, the financings contemplated hereby and the continuing operations of the Company and the Acquired Business following the Transactions, the lack of which would reasonably be expected to have a Material Adverse Effect and (ii) a final order of the FCC with respect to the Transactions.

(i) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (a) Kirkland & Ellis LLP, counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent, (b) Lionel Sawyer & Collins, counsel to the Company, or such other counsel which is reasonably satisfactory to the Administrative Agent and (c) Leventhal Senter & Lerman PLLC, FCC counsel to the Company, each in form and substance reasonably satisfactory to the Administrative Agent, with such changes thereto as may be approved by the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(j) Closing Certificates. The Administrative Agent shall have received a Closing Certificate of the Company and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibits B-1 and B-2 hereto, respectively, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company and each Subsidiary Guarantor respectively.

(k) Fees. The Administrative Agent shall have received for the account of the Lenders, or for its own account, as the case may be, all fees (including the fees referred to in subsection 8.10) payable to the Lenders and the Administrative Agent on or prior to the Closing Date.

(l) Filings. All necessary or advisable filings shall have been duly made or made available to create a perfected first priority lien on and security interest in all collateral granted to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, and all such collateral shall be free and clear of all Liens, except Liens permitted by subsection 13.3.

(m) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and any other promissory note pledged pursuant to the Guarantee and Collateral Agreement, endorsed in blank by a duly authorized officer of the pledgor thereof.

(n) Organizational Documents. The Administrative Agent shall have received true and correct copies of the Certificate of Incorporation and By-laws of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.

(o) Corporate Documents. The Administrative Agent shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect.

(p) Solvency Certificate. The Administrative Agent shall have a solvency certificate from the Chief Financial Officer of the Company.

(q) Insurance Certificate. The Administrative Agent shall have received insurance certificates satisfying the requirements of subsection 12.5 and subsection 5.2 of the Guarantee and Collateral Agreement.

(r) Outstanding Indebtedness. The Company and its Subsidiaries after giving effect to the Transactions as contemplated hereby will have no material Indebtedness, except the Existing Convertible Subordinated Notes. The Existing Credit Agreements shall have been terminated, all amounts owed thereby shall have been paid and all liens securing obligations under the Existing Credit Agreements and guarantees thereof shall have been terminated.

(s) Ratings. The Tranche A Term Facility, the Tranche B Term Facility and the Revolving Credit Facility shall each have received a credit rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group.

11.2 Conditions to Incremental Facility Loans. The obligation of each Lender to make any Incremental Facility Loan on any Borrowing Date is subject to the satisfaction of the following conditions precedent (and, if applicable, to any other conditions specified in the applicable Incremental Facility Activation Notice) on the relevant Borrowing Date:

(a) No Legal Constraints. There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person, which, in the opinion of the Administrative Agent (i) would have a material adverse effect on the making of such Incremental Facility Loans, (ii) would give rise to any liability on the part of any Lender or the Administrative Agent in connection with this Agreement, any other Credit Document or the transactions contemplated hereby or thereby or (iii) would bar the making of such Incremental Facility Loans, or the use of the proceeds thereof in accordance with the terms of this Agreement.

(b) Legal Opinions. The Administrative Agent shall have received, dated such Borrowing Date and addressed to the Administrative Agent and the Lenders, an opinion of Kirkland & Ellis LLP or other counsel to the Company, covering the matters incident to the Incremental Facility Loan to be made on such Borrowing Date and the Permitted Acquisition to be financed thereby, as the Administrative Agent shall reasonably require.

(c) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing all capital stock or other equity interests acquired by the Company or any of its Material Subsidiaries in the Permitted Acquisition being consummated on such Borrowing Date, if any, and required to be pledged to the Administrative Agent pursuant to subsection 12.8(c) (pursuant to the Guarantee and Collateral Agreement or supplements thereto, in form and substance satisfactory to the Administrative Agent), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) any Pledged Notes to be issued.

(d) Additional Matters. All other certificates, documents and legal matters in connection with the transactions contemplated by the Incremental Facility Loan to be made on such Borrowing Date shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

11.3 Conditions to All Loans and Letters of Credit. The obligation of each Lender to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans) and the obligation of each Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 10 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan (or such Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date), provided that the foregoing condition shall not apply to the making of any Loans, and the issuance of any Letters of Credit, on the Closing Date to the extent that (i) any representation and warranty set forth in Section 10, or which is contained in any other Credit Document, relating to Acquired Business Material Adverse Effect, no material litigation (other than any litigation disclosed in the most recent 10-K filing and subsequent 10-Q filings of the Company filed prior to the date hereof) and receipt of consents, in each case with respect to the Transactions, shall be inconsistent with the representations and warranties set forth in the Merger Agreement and (ii) any representation and warranty set forth in Section 10, or which is contained in any other Credit Document, relating to ABC Radio and the Acquired Business, in each case with respect to the Transactions, shall be more restrictive than the representations and warranties made by TWDC or ABC Radio in the Merger Agreement.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Lender hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in clauses (a) and (b) of this subsection 11.3 have been satisfied.

SECTION 12. AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as the Commitments remain in effect, any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, any Issuing Lender or the Administrative Agent hereunder, it shall, and, in the case of the agreements contained in subsections 12.3, 12.4, 12.5, 12.6, 12.7, 12.8 and 12.9 cause each of its Subsidiaries to:

12.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 12.2:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for such applicable period and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude detailed footnote disclosure and are subject to year end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in Statement of Financial Accounting No. 144) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). Notwithstanding anything to the contrary herein, (i) in the event any financial statements furnished after the Closing Date under subsection 12.1(a) or (b) are restated, the fact of the restatement in and of itself shall not constitute a failure to have complied with this subsection 12.1, provided that the Company shall furnish the restated financial statements together with an updated certificate of a Responsible Officer of the Company pursuant to subsection 12.2(b) to the Administrative Agent promptly upon such financial statements becoming available to the Company and in any event within 60 days after the financial statements were required to be delivered under subsection 12.1(a) or (b), as the case may be, and (ii) any failure to deliver financial statements and opinions under subsection 12.1(a) or (b) as a result of a restatement or inability to file with the SEC that does not impact Consolidated EBITDA or Consolidated Total Net Leverage Ratio for the relevant period (which determination shall be evidenced by delivery of a certificate by a Responsible Officer of the Company to the Administrative Agent to that effect and setting forth in reasonable detail the calculation of Consolidated EBITDA and Consolidated Total Net Leverage Ratio for such period in a manner reasonably satisfactory to the Administrative Agent), shall not be a default hereunder if such certificate is delivered within the period such financial statements are required to be delivered under subsections 12.1 (a) and (b); provided that the Company shall furnish the financial statements and opinion together with an updated certificate of a Responsible Officer of the Company pursuant to subsection 12.2(b) to the Administrative Agent promptly upon their becoming available to the Company and in any event within 60 days after the financial statements were required to be delivered under subsection 12.1(a) or (b), as the case may be. In the event the Company changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Company or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Company, the Administrative Agent and the Lenders agree to consider such request in good faith.

Documents required to be delivered pursuant to this subsection 12.1 and subsection 12.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at www.citadelbroadcasting.com or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) in each case, the Company shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to subsection 12.2, at the request of the Administrative Agent, the Company shall furnish to the Administrative Agent a hard copy of such document.

12.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 12.2:

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 12.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default, except as specified in such letter; provided, that this delivery shall not be required if such accountants do not provide such letters generally;

(b) concurrently with the delivery of the financial statements referred to in subsections 12.1(a) and (b), a certificate of the Responsible Officer of the Company (i) stating that, to the best of such officer’s knowledge, each of the Company and their respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 13.1, clauses (h) and (j) of subsection 13.2, clauses (l), (m) and (n) of subsection 13.7, clauses (c) and (d) of subsection 13.9 and subsection 13.13, (iii) showing in detail as of the end of the related fiscal period for purposes of calculating the Applicable Revolving/Tranche A Level and the Applicable Tranche B Level, the Consolidated Total Net Leverage Ratio and the calculations supporting such statement and if applicable, stating the Applicable Margin and Commitment Fee Rate payable as a result of such ratios and (iv) showing as of the end of the related fiscal quarter period the amount of Available Excess Cash Flow; provided, that, any failure to deliver financial statements or a compliance certificate as a result of a restatement or inability to file with the SEC that does not impact Consolidated EBITDA or Consolidated Total Net Leverage Ratio for the relevant period (which determination shall be evidenced by delivery of a certificate by a Responsible Officer of the Company to the Administrative Agent to that effect and setting forth in reasonable detail the calculation of Consolidated EBITDA and Consolidated Total Net Leverage Ratio for such period in a manner reasonably satisfactory to the Administrative Agent), shall not be a default hereunder if such certificate is delivered within the period such financial statements are required to be delivered under subsections 12.1(a) and 12.1(b) and the financial statements together with an updated certificate of a Responsible Officer of the Company pursuant to this subsection (b) are delivered within 60 days after they were required to be delivered under subsection 12.1(a) or (b), as the case may be. Such certificate shall include the items specified in this subsection 12.2(b), and the financial covenant set forth in subsection 13.1 shall be tested based on such certificate;

(c) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 12.1(a) and (b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as the Company is a reporting company under the Securities Exchange Act of 1934, as amended;

(f) concurrently with the delivery of the consolidated financial statements referred to in subsections 12.1(a), but in any event within 90 days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, as adopted by the Board of Directors of the Company, provided that the foregoing requirement shall not apply if the Consolidated Total Net Leverage Ratio as of the end of the most recently completed period of four consecutive fiscal quarters ending prior to such date for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered is less than 6.0 to 1.0.

(g) promptly following any request therefor, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that the Company and any of its Commonly Controlled Entities may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Plan or Multiemployer Plan; provided, that if the Company or any Commonly Controlled Entity has not requested such documents or notices form the administrator or sponsor of the applicable Plan or Multiemployer Plan, Company and such Commonly Controlled Entity shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The requirements of subsections 12.1 and 12.2 above shall be deemed to be satisfied if the Company shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or by filing such materials by electronic transmission with the Securities and Exchange Commission, in which case “delivery” of such statements for purposes of subsections 12.2(a) and (b) shall mean making such statements available in such fashion.

12.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 90 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Subsidiaries, as the case may be.

12.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence (except to the extent that Acquisition Co. shall cease to have a separate corporate existence following the Merger) and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by subsections 13.5, 13.6 and 13.7; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

12.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, contractual liability, personal injury, workers’ compensation, employers’ liability, automobile liability and physical damage coverage, environmental impairment liability, all risk property, business interruption, fidelity and crime insurance); provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

12.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Company, an officer of the Company present).

12.7 Notices. Promptly give notice to the Administrative Agent (who shall deliver to each Lender):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause

(e) of Section 14, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its respective Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its respective Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

(c) of any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which more than $25,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event is reasonably likely to have a Material Adverse Effect, or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw from or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which is reasonably likely to have a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(e) of a failure or anticipated failure by the Company to make payment when due and payable on the Existing Convertible Subordinated Notes or any Company Notes; and

(f) of a material adverse change known to the Company or any of its Subsidiaries in the business, financial condition, assets, liabilities, net assets, properties, results of operations, or value of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 12.7 shall be accompanied by a statement of the Responsible Officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (e)) stating what action the Company proposes to take with respect thereto.

12.8 Additional Subsidiary Guarantors; Pledge of Stock of Additional Subsidiaries; Additional Collateral. (a) If any Subsidiary of the Company other than an SPE Subsidiary (whether presently existing or hereafter created or acquired) is or shall become a Material Subsidiary (including as a result of the consummation of any Permitted Acquisition), cause such Material Subsidiary, no later than the end of the fiscal quarter in which such Subsidiary became a Material Subsidiary, to become a party to the Guarantee and Collateral Agreement which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

(b) In the event that there shall be a Change in Law which eliminates the adverse tax consequences to the Company or any of its Subsidiaries which would have resulted on the date hereof from the guarantee by a Subsidiary, which would be a Material Subsidiary but for the exception contained in clauses (ii) or (iii) of the definition thereof, of the Loans and the other obligations of the Company hereunder, promptly thereafter cause any such Subsidiary that has not previously executed and delivered the Guarantee and Collateral Agreement because of such adverse tax consequences to become a party to the Guarantee and Collateral Agreement to the extent such can be so executed and delivered without any adverse tax consequences to the Company or any of its Subsidiaries.

(c)(i) Pledge the capital stock, or other equity interests and intercompany indebtedness, owned by the Company or any of its Material Subsidiaries and Permitted Minority-Interest Subsidiaries that is hereafter created or acquired pursuant to the Guarantee and Collateral Agreement (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 12.8(c) shall not require the Company or any Material Subsidiary thereof to pledge (x) more than 65% of the outstanding capital stock of, or other equity interests in, (A) any Foreign Subsidiary thereof, or (B) any other Subsidiary thereof if more than 65% of the assets of such other Subsidiary are securities of foreign Persons (such determination to be made on the basis of fair market value) or (y) any capital stock or other equity interests of a Foreign Subsidiary thereof which (I) is owned by a Foreign Subsidiary thereof or (II) is a Non-Significant Subsidiary or (z) any Non-Significant Subsidiary) and (ii) with regard to any property acquired by the Company or any of its Material Subsidiaries after the Closing Date (other than property described in paragraphs (c)(i) or (d)) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(d) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by the Company or any of its Material Subsidiaries (unless subject to a Lien permitted under subsection 13.3(f), (h) or (j)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, in each case, if available, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding the foregoing, the requirements of paragraphs (a), (b), (c) and (d) above shall not apply to acquisitions of Material Subsidiaries made after the Closing Date to the extent the aggregate consideration for such acquisitions does not exceed $100,000,000 (i.e., such Material Subsidiaries shall not be required to become a party to the Guarantee and Collateral Agreement and the capital stock and assets of such Material Subsidiaries shall not be required to be pledged).

12.9 Broadcast License Subsidiaries. (a) The Company shall, unless the Company shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably withheld) that doing so would cause undue expense or effort for the Company, cause all FCC Licenses of the Acquired Business to be held at all times by one or more Broadcast License Subsidiaries.

(b) The Company shall ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereof.

(c) The Company shall ensure that the property of each Broadcast License Subsidiary is not commingled with the property of the Company and any Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.

(d) The Company shall ensure that no Broadcast License Subsidiary has any Indebtedness or other liabilities except under the guarantees and liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.

SECTION 13. NEGATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan, Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, the Issuing Lenders or the Administrative Agent hereunder:

13.1 Financial Condition Covenant. Permit, without the approval of the Required Revolving/Tranche A Lenders, for any period of four consecutive fiscal quarters commencing with the fiscal quarter ending on or about September 30, 2007, the Consolidated Total Net Leverage Ratio for such period to be more than the ratio set forth opposite such period below; provided that this covenant will only apply (a) to the Revolving Credit Facility and the Tranche A Term Facility (except as otherwise provided in paragraph (c) of Section 14) and (b) when any Tranche A Term Loans, Revolving Credit Loans, Swing Line Loans or Revolving L/C

Obligations (other than Revolving L/C Obligations that are cash-collateralized) are outstanding on the last day of any such period:

Period Ending	Ratio
September 30, 2007	8.5 to 1.0
December 31, 2007	8.5 to 1.0
March 31, 2008	8.5 to 1.0
June 30, 2008	8.5 to 1.0
September 30, 2008	8.5 to 1.0
December 31, 2008	7.75 to 1.0
March 31, 2009	7.75 to 1.0
June 30, 2009	7.75 to 1.0
September 30, 2009	7.75 to 1.0
December 31, 2009	7.25 to 1.0
March 31, 2010	7.25 to 1.0
June 30, 2010	7.25 to 1.0
September 30, 2010	7.25 to 1.0
December 31, 2010 and thereafter	6.75 to 1.0

13.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Company and its Subsidiaries in connection with the Letters of Credit and this Agreement (including any Incremental Facilities);

(b) Indebtedness of (i) the Company to any Subsidiary and (ii) any Subsidiary to the Company or any other Subsidiary to the extent the Indebtedness referred to in this clause 13.2(b)(ii) evidences a loan or advance permitted under subsection 13.7;

(c) Indebtedness of the Company evidenced by the Existing Convertible Subordinated Notes and any extensions, renewals, refinancings and replacements thereof in an aggregate principal amount not exceeding $330,000,000 plus the amount of any fees, expenses, premiums, interest (including default interest and accrued amounts paid in connection with a refinancing thereof);

(d) Indebtedness in respect of derivatives contracts permitted by subsection 13.11;

(e) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Company and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

(f) [INTENTIONALLY OMITTED];

(g) Indebtedness owed to a seller in a Permitted Acquisition or a Permitted Joint Venture or to a buyer in a disposition permitted under clauses (e), (f) or (h) of subsection 13.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of two (2) years or less following the creation thereof or (ii) relates to indemnities granted to the seller or buyer in the transaction;

(h) other Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time; provided that (i) such Indebtedness has a final maturity after the Tranche B Maturity Date, (ii) such Indebtedness contains terms that are no more restrictive than those set forth in this Agreement and (iii) at the time of the incurrence of such Indebtedness and after giving effect to the application of proceeds, the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in subsections 13.6 and 13.7 occurring after such period) as if such incurrence had occurred as of the first day of such period, shall be equal to or less than the then applicable Consolidated Total Net Leverage Ratio Level. All pro forma calculations required to be made pursuant to this paragraph shall (x) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (y) be certified to by a Responsible Officer as having been prepared in good faith based upon reasonable assumptions;

(i) existing Indebtedness of the Company or any of its Subsidiaries listed on Schedule 13.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

(j) Indebtedness on any date of the Company or any of its Subsidiaries assumed or issued in connection with a Permitted Acquisition (or, in the case of any Permitted Acquisition involving the purchase of capital stock or other equity interests in any Person, Indebtedness of such Person remaining outstanding after such Permitted Acquisition) and any extension or renewal thereof, provided that the aggregate principal amount of such Indebtedness shall not exceed $75,000,000;

(k) Indebtedness of the Company evidenced by Company Notes; provided that (i) the aggregate principal amount of such Indebtedness outstanding at such time shall not exceed $200,000,000 plus any accreted or pay-in-kind amounts and plus the amounts of any premiums, fees, expenses and accrued amounts paid in connection with a refinancing thereof and (ii) at the time of the incurrence of such Indebtedness and after giving effect to the application of proceeds, the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in subsections 13.6 and 13.7 occurring after such period) as if such assumption or issuance had occurred as of the first day of such period, shall be equal to or less than the then applicable Consolidated Total Net Leverage Ratio Level. All pro forma calculations required to be made pursuant to this paragraph shall (x) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (y) be certified to by a Responsible Officer as having been prepared in good faith based upon reasonable assumptions;

(l) Indebtedness consisting of promissory notes issued by the Company and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of the Company permitted by subsection 13.9; and

(m) Indebtedness under Permitted Receivables Financings, provided that (i) the aggregate amount thereof shall not exceed $150,000,000 and (ii) the net proceeds from each Permitted Receivables Financing shall have been applied to prepay, redeem or acquire the Existing Convertible Subordinated Notes (or a portion thereof) or to prepay Term Loans and reduce Revolving Credit Commitments as provided in subsection 8.6(b).

13.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(e) Liens in favor of the Lenders pursuant to the Credit Documents and bankers’ liens arising by operation of law;

(f) Liens on assets of entities or Persons which become Subsidiaries of the Company after the date hereof; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

(g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

(h) Liens securing any Indebtedness permitted under subsection 13.2(h); provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $75,000,000, and (ii) no such Liens shall encumber any capital stock or other equity interests of the Company or any of their Subsidiaries;

(i) existing Liens described in Schedule 13.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 13.3;

(j) Liens to secure Indebtedness permitted pursuant to subsection 13.2(j) or Liens on assets acquired in connection with a Permitted Acquisition; provided that such Liens exist at the time of the Permitted Acquisition in question and are not created in anticipation thereof and are not extended to cover other assets of the Company or any of its Subsidiaries;

(k) Liens securing arrangements permitted by the proviso contained in subsection 13.13;

(l) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m) Liens securing Indebtedness owing to the Company or any Subsidiary Guarantor under subsection 13.2(b)(ii); and

(n) sales or other transfers of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, Permitted Receivables Financings permitted by subsection 13.2(m).

13.4 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Subsidiaries;

(b) guarantees by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $75,000,000 at any one time;

(c) existing Contingent Obligations and described in Schedule 13.4 including any extensions or renewals thereof;

(d) Contingent Obligations in respect of derivatives contracts permitted by subsection 13.11;

(e) Contingent Obligations pursuant to the Guarantee and Collateral Agreement;

(f) guarantees by the Company of (i) Indebtedness of its Subsidiaries permitted under subsection 13.2(h) and (ii) other obligations of Subsidiaries not prohibited hereunder; and

(g) Contingent Obligations arising under Permitted Receivables Financings permitted by subsection 13.2(m).

13.5 Prohibition of Fundamental Changes. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it and businesses related, incidental or complementary thereto, except for the Transactions and the transactions otherwise permitted pursuant to subsections 13.6 and 13.7.

13.6 Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

(a) for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

(b) for sales of inventory made in the ordinary course of business;

(c) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Domestic Subsidiary of the Company or make any investment permitted by subsection 13.7, and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Company or to any other Subsidiary to the extent such transfer constitutes an investment permitted by subsection 13.7; provided that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under subsection 12.8(c);

(d) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a wholly-owned Subsidiary of the Company and any Foreign Subsidiary of the Company may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Foreign Subsidiary of the Company to a wholly-owned Subsidiary of the Company; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e) for the sale or other disposition by the Company or any of its Subsidiaries of any assets described on Schedule 13.6 consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s length basis and (ii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 8.6, provided, however, that, if (x) the Company reinvests such proceeds in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries (including pursuant to a Permitted Acquisition) within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of receipt of, or at the proposed time of the application of, such proceeds, such proceeds shall not constitute Net Proceeds except to the extent that at the end of such 365 day period there remains $15,000,000 or more of such proceeds that have neither been used nor contractually committed to be used for such purposes, at which time all such proceeds shall be deemed to be Net Proceeds;

(f) for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the consideration for such sale or other disposition consists of cash and cash equivalents, assets (other than capital stock and equity interests) which can be employed in the same business as the Company and its subsidiaries are engaged in or a related business and promissory notes and other debt obligations of the purchaser of the assets being sold or disposed of, provided that not more than 25% of the purchase price payable in connection with any such sale or disposition shall be in the form of promissory notes or other debt obligations of the purchaser of such assets (the “Note Threshold”), and provided, further that notwithstanding the foregoing, the Company or any of its Subsidiaries may sell or dispose of assets, and in connection therewith, receive promissory notes or other obligations in excess of the Note Threshold if the amount of any single promissory note or other obligation received in connection with any such sale or disposition is no greater than $25,000,000 and the aggregate amount of all such promissory notes or other obligations outstanding at any one time is no greater than $100,000,000 and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 8.6, provided, however, that, if (x) the Company reinvests such proceeds in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries (including pursuant to a

Permitted Acquisition) within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of receipt of, or at the proposed time of the application of, such proceeds, such proceeds shall not constitute Net Proceeds except to the extent that at the end of such 365 day period there remains $15,000,000 or more of such proceeds that have neither been used nor contractually committed to be used for such purposes, at which time all such proceeds shall be deemed to be Net Proceeds;

(g) any Permitted Minority-Interest Transfers;

(h) for the sale or other disposition consummated by the Company or any of its Subsidiaries after the Closing Date of assets constituting a Subsidiary or business unit or units of the Company or its Subsidiaries or the interest of the Company or its Subsidiaries therein, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis and (ii) the consideration received for such sale or other disposition constitutes or would constitute a Permitted Acquisition or Permitted Joint Venture in accordance with the definition thereof (such sale or other disposition, an “Asset Exchange”);

(i) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof;

(j) leases, subleases, or sublicenses of property, and dispositions of intellectual property in the ordinary course of business, in each case that do not materially interfere with the business of the Company and its Subsidiaries, and dispositions of intellectual property under a research or development agreement in which the other party receives a license to intellectual property that results from such agreement;

(k) transfers of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;

(l) dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Company or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(m) sales of immaterial non-core assets acquired in connection with a Permitted Acquisition which are not used in the business of the Credit Parties, provided that the aggregate amount of non-core asset sales permitted under this clause (m) shall not exceed $10,000,000.

(n) any disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(o) exclusive or non-exclusive licenses or similar agreements in respect of intellectual property;

(p) forgiveness of any loans or advances made pursuant to subsection 13.7(g);

(q) sales, transfers and other dispositions of accounts receivable and Related Assets pursuant to Permitted Receivables Financings permitted by subsection 13.2(m); and

(r) any disposition, assignment or writedown of the Gleiser Note or the 3 Point Note.

13.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)(i) loans or advances in respect of intercompany accounts attributable to the operation of the Company’s cash management system, (ii) loans or advances by the Company or any of its Subsidiaries to a Subsidiary Guarantor (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor), and (iii) loans or advances by the Company or any of its Subsidiaries to a First-Tier Permitted Minority-Interest Radio Subsidiary for working capital needs evidenced by a Pledged Note so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor;

(b) Investments in Permitted Minority-Interest Subsidiaries described in clauses (a) and (b) of the definition of “Permitted Minority-Interest Subsidiary” in an aggregate amount, together with the aggregate consideration for Investments permitted by subsection 13.7(m) (net of any repayments or return of capital in respect of Investments under subsection 13.7(m) actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date), not to exceed $100,000,000 over the term of this Agreement;

(c) Investments in Subsidiaries of the Company (including Permitted Minority-Interest Subsidiaries) that are not Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) and that do not directly or indirectly own any interest in, or operate or manage, a Station; provided that at all times the aggregate amount of all such Investments shall not exceed $75,000,000;

(d) Investments, not otherwise described in this subsection 13.7, in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

(e) any Subsidiary of the Company may make Investments in the Company (by way of capital contribution or otherwise);

(f) the Company and its Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $1,000,000 per individual institution and $5,000,000 in the aggregate at any one time;

(g) the Company or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Subsidiary;

(h) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

(i) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (i) shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(j) the Company and its Subsidiaries may make Investments in connection with asset sales permitted by subsection 13.6 or to which the Required Lenders consent;

(k) existing Investments of the Company described in Schedule 13.7;

(l) the Company and its Subsidiaries may make non-hostile acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any assets of, or shares of the capital stock of or other equity interests in, a Person or division or line of business or any other investment, as long as (i) the acquisition or investment is in a similar, complementary or incidental line of business as conducted by the Company and its Subsidiaries on the Closing Date, (ii) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (iii) at the time of any such acquisition or Investment (and after giving effect to Investments in connection therewith or pursuant thereto), the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma calculation is appropriate as if such acquisition or Investment had occurred as of the first day of such period, shall be equal to or less than the then applicable Consolidated Total Net Leverage Ratio Level. All pro forma calculations required to be made pursuant to this definition shall (x) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (y) be certified to by a Responsible Officer as having been prepared in good faith based upon reasonable assumptions;

(m) the Company and its Subsidiaries may make loans or advances to, or acquisitions or other Investments in, other Persons (exclusive of Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with Permitted Joint Ventures, provided the consideration paid by the Company or any of its Subsidiaries in all such transactions after the Closing Date (net, in the case of Investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date), together with the aggregate amount of Investments permitted by subsection 13.7(b), does not exceed in the aggregate (x) $100,000,000 over the term of this Agreement and (y) $50,000,000 outstanding at any one time;

(n) the Company and its Subsidiaries may make loans or advances to, or other Investments in, or otherwise transfer funds (including without limitation by way of repayment of loans or advances) to, Foreign Subsidiaries (including new Foreign Subsidiaries); provided that the consideration paid by the Company or any of its Subsidiaries in all transactions after the Closing Date (net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $10,000,000;

(o) the Company or any of its Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of the Company or its Subsidiaries in connection with such person’s acquisition of shares of the Company, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(p) the Company may make Working Capital Payments; and

(q) Investments arising or made under Permitted Receivables Financings permitted by subsection 13.2(m).

13.8 [Intentionally Omitted].

13.9 Limitation on Dividends. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:

(a) Subsidiaries may pay dividends directly or indirectly to the Company or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Company, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

(b) any Permitted Minority-Interest Subsidiary may declare and pay dividends and make other Restricted Payments with respect to the capital stock of such Subsidiary now or hereafter outstanding; provided, in the case of a dividend, each stockholder of such Subsidiary receives its ratable share thereof;

(c) the Company may pay the Special Distribution in an aggregate amount not to exceed $280,000,000 plus, if the Company’s estimate changes, an additional amount reasonably satisfactory to the Administrative Agent;

(d) so long as no Default or Event of Default then exists or would result therefrom, the Company may pay dividends and, to the extent permitted under the Tax Sharing Agreement, repurchase shares of any class of capital stock in an aggregate amount not to exceed the sum of (i) the Available Excess Cash Flow (to the extent not previously utilized under this subsection 13.9(d)) plus (ii) the amount of net cash proceeds received by the Company or its Subsidiaries from the sale of common and preferred stock of the Company after the Closing Date (other than such proceeds applied to prepay the Term Loans or (to the extent there is an equivalent permanent reduction in the Revolving Credit Commitments) Revolving Credit Loans) to the extent not previously utilized under this subsection 13.9(d); provided that the foregoing limitation shall not apply if the Consolidated Total Net Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such Restricted Payment and to any other event occurring after such period and within three (3) Business Days of the date of determination as to which pro forma calculation is appropriate as if such Restricted Payment had occurred as of the first day of such period, is less than 6.0 to 1.0);

(e) so long as no Default or Event of Default then exists or would result therefrom, the Company may from time to time repurchase stock of the Company from current or former management employees of the Company or any of its Subsidiaries; and

(f) the Company may make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto.

13.10 Transactions with Affiliates. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company or any Subsidiary)

except (a) for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, or (b) as permitted under subsections 13.2(b), (c) and (m), subsections 13.3(m) and (n), subsections 13.4(a), (f) and (g), subsection 13.6(c), (d), (g) and (q), subsection 13.7 and subsection 13.9 or (c) as set forth on Schedule 13.10 or (d) the Company and its Subsidiaries may engage in registered public offerings and Rule 144A offerings and pay fees and expenses in connection therewith.

13.11 Derivative Contracts. Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (a) any asset or obligation of the Company or any of its Subsidiaries with respect to their operations outside of the United States, (b) the interest rate exposure of the Company or any of its Subsidiaries, and (c) the purchase requirements of the Company or any of its Subsidiaries with respect to raw materials and inventory.

13.12 Subordinated Indebtedness. (i) Make any payment in violation of any of the subordination provisions of any Company Notes that are subordinated or other subordinated Indebtedness (excluding the Existing Convertible Subordinated Notes) or consent to any amendment, modification or supplement to the subordination terms of any Company Notes, in each case under this clause (ii) in any material respect or in any respect adverse to the Lenders, except as permitted by subsection 13.2 or with the consent of the Required Lenders; or (iii) make any optional payment or prepayment (including payments as a result of acceleration thereof) on or redeem or otherwise acquire, purchase or defease any Company Notes that are subordinated or other subordinated Indebtedness (excluding the Existing Convertible Subordinated Notes), except in accordance with the subordination provisions thereof or in connection with any refinancing thereof permitted pursuant to the terms hereof or to the extent made with the proceeds of any equity issuance.

13.13 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, provided that the Company or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $50,000,000.

13.14 Fiscal Year. Permit the fiscal year for financial reporting purposes of the Company to end on a day other than December 31, unless the Company shall have given at least 45 days prior written notice to the Administrative Agent.

SECTION 14. EVENTS OF DEFAULT.

Upon the occurrence of any of the following events:

(a) The Company shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or to reimburse the Issuing Lender in accordance with subsection 6.6 or (ii) pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Credit Party shall default in the observance or performance of any agreement contained in subsection 12.7(a) or Section 13 of this Agreement (it being understood that (a) subject to the following clause (b), subsection 13.1 may be enforced only by the Required Revolving/Tranche A Lenders or by the Administrative Agent at the request of the Required Revolving/Tranche A Lenders (it being understood and agreed that any Default arising under subsection 13.1 may be remedied by the payment in full of Tranche A Term Loans, Revolving Credit Loans and Swingline Loans and the reduction of the Revolving L/C Obligations to $0) and (b) subsection 13.1 shall constitute an Event of Default with respect to the Tranche B Term Loans and Incremental Term Loans upon the earlier of (i) the date that is 30 days after the date the compliance certificate demonstrating such default is required to be delivered pursuant to subsection 12.2(b) and (ii) the date on which the Lenders under the Revolving Facility and the Tranche A Term Facility exercise their right to accelerate the Loans as a result of such default); or

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

(e) The Company or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations, the Existing Convertible Subordinated Notes and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans, the Revolving L/C Obligations, the Existing Convertible Subordinated Notes or any intercompany debt), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 14(e) would equal or exceed $50,000,000; or

(f)(i) the Company or any of its Subsidiaries (other than any Subsidiary which is a Non-Significant Subsidiary within the meaning of clause (i) of the definition thereof) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA) or, on and after the effectiveness of the Pension Act, any failure by a Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten days after commencement thereof, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act there is a determination that any Plan that is subject to Title IV of ERISA is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (vi) the Company, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization or endangered or critical status of, a Multiemployer Plan or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions relating to such Plans, if any, would be reasonably likely to subject the Company or any Commonly Controlled Entity to any tax, penalty or other liabilities which in the aggregate would have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $50,000,000 or more (excluding any judgment in respect of the Existing Convertible Subordinated Notes) to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Except as contemplated by this Agreement or as provided in subsection 16.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing; or

(j) Except as contemplated by this Agreement or as provided in subsection 16.1, any Grantor (as defined in the Guarantee and Collateral Agreement) shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement with the effect that the Guarantee and Collateral Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a first priority Lien or any Credit Party shall assert in writing that the Guarantee and Collateral Agreement is no longer in full force and or effect or the Lien granted thereby is no longer a first priority Lien; or

(k) The Company shall cease to own, directly or indirectly, 100% of the issued outstanding capital stock of Citadel Broadcasting Company and, following the Merger, ABC Radio, in each case free and clear of all Liens (other than the Lien granted pursuant to the Guarantee and Collateral Agreement); or the Company shall conduct, transact or otherwise engage in any business or operations, incur, create, assume or suffer to exist any Indebtedness, Contingent Obligations or other liabilities or obligations or Liens (other than pursuant to any of the Credit Documents), or own, lease, manage or otherwise operate any properties or assets, other than (1) incident to the ownership of the Pledged Stock and the Pledged Note (as such terms are defined in the Guarantee and Collateral Agreement), (2) as permitted by this Agreement, (3) incident to the ownership of capital stock or other equity interests in any person and (4) the Company may issue its common stock as long as the proceeds thereof are used as permitted by this Agreement; or

(l) a Change in Control shall occur; or

(m) the loss, suspension, amendment, termination or cancellation of one or more FCC Licenses which would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (a) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders (or in the case of an Event of Default under paragraph (c) of Section 14 in respect of a failure to observe or perform the covenant in subsection 13.1 that may be enforced only by the Required Revolving/Tranche A Lenders, the Required Revolving/Tranche A Lenders), the Administrative Agent may, or upon the request of the Required Lenders (or in the case of an Event of Default under paragraph (c) of Section 14 in respect of a failure to observe or perform the covenant in subsection 13.1 that may be enforced only by the Required Revolving/Tranche A Lenders, the Required Revolving/Tranche A Lenders), the Administrative Agent shall, by notice to the Company declare the Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Required Lenders (or in the case of an Event of Default under paragraph (c) of Section 14 in respect of a failure to observe or perform the covenant in subsection 13.1 that may be enforced only by the Required Revolving/Tranche A Lenders, the Required Revolving/Tranche A Lenders), the Administrative Agent may, or upon the request of the Required Lenders (or in the case of an Event of Default under paragraph (c) of Section 14 in respect of a failure to observe or perform the covenant in subsection 13.1 that may be enforced only by the Required Revolving/Tranche A Lenders, the Required Revolving/Tranche A Lenders), the Administrative Agent shall, by notice of default to the Company (A) declare all or a portion of the Loans of all Lenders (or in the case of an Event of Default under paragraph (c) of Section 14 that may be enforced only by the Required Revolving/Tranche A Lenders, the Tranche A Term Loans and Revolving Credit Loans) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 14 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company’s reimbursement obligations under subsection 6.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 14, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 15. THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

15.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent under this Agreement and irrevocably authorizes JPMCB as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent.

15.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 15.3.

15.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

15.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice,

consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

15.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

15.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

15.7 Indemnification. The Lenders severally agree to indemnify each Syndication Agent, each Documentation Agent and the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably (determined at the time such indemnity is sought) according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Syndication Agent, any Documentation Agent or the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Syndication Agent, any Documentation Agent or the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Syndication Agent’s, such Documentation Agent’s or the Administrative Agent’s gross negligence or willful misconduct. The agreements contained in this subsection 15.7 shall survive the payment of the Notes and all other amounts payable hereunder.

15.8 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not Administrative Agent and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacities.

15.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative

Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

15.10 Issuing Lender as Issuer of Letters of Credit. Each Lender hereby acknowledges that the provisions of this Section 15 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

15.11 Syndication Agents and Documentation Agents. Bank of America, N.A. and Deutsche Bank Trust Company Americas, in their capacities as Syndication Agents, and Credit Suisse, Cayman Islands Branch and Wachovia Bank, National Association, in their capacities as Documentation Agents, shall have no duties or liabilities under the Credit Documents.

SECTION 16. MISCELLANEOUS

16.1 Amendments and Waivers. No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 16.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

(a) no such waiver and no such amendment, supplement or modification shall directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, without the written consent of the Release Lenders, except in either case as otherwise provided herein or in any other Credit Document;

(b) no such waiver and no such amendment, supplement or modification shall change the order of application of any optional or mandatory prepayment of Loans or reduction of Commitments pursuant to subsection 8.5 and 8.6 without the written consent of the Required Application Lenders;

(c) no such waiver and no such amendment, supplement or modification shall (i) extend the scheduled maturity of any Loan or scheduled installment of any Loan or reduce any scheduled installment of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in subsection 8.7(c) or to waive any obligation of the Company to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon (provided that any change to the definition of Consolidated Total Net Leverage Ratio or the component definitions thereof shall not constitute a reduction in any rate of interest), or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or increase the amount of any Commitment of any Lender without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this subsection 16.1 or the definitions of Required Lenders, Release Lenders or Required Application Lenders, or change the percentage of the Lenders required to waive a condition precedent under Section 11 or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the written consent of each Lender directly affected thereby;

(d) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 15 without the written consent of the then Issuing Lender and the Administrative Agent;

(e) this Agreement and the other Credit Documents may be amended to incorporate the terms of any Incremental Facility with the consent of the Administrative Agent; and

(f) Subsection 13.1 and the defined terms used for purposes of subsection 13.1 may be amended, modified, waived or eliminated with the consent of the Required Revolving/Tranche A Lenders.

Any such waiver and any such amendment, supplement or modification described in this subsection 16.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

16.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day, confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	Citadel Broadcasting Corporation City Center West 7201 West Lake Mead Boulevard
Suite 400 Las Vegas, Nevada 89128 Attention: Robert Freedline,
Executive Vice President and Chief
Financial Officer and Jacqueline Orr,
General Counsel Telecopy: (702) 804-8292

In the case of the Company, with a copy to:	Kirkland & Ellis LLP
153 E. 53rd Street New York, New York 10022
Attention: Ashley Gregory Telecopy: (212) 446-4900

The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin Street
10th Floor Houston, Texas 77002 Attention: Idell L. Johnson
Telecopy: (713) 750-2938

With copies to:	JPMorgan Chase Bank, N.A. 270 Park Avenue, 4th Floor New York, New York 10017
Attention: Tina Ruyter Telecopy: (212) 270-5127

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 6.3, 6.7, 8.1, 8.3, 8.4, 8.5, and 8.6 shall not be effective until received and provided, further that the failure to provide the copies of notices to the Company provided for in this subsection 16.2 shall not result in any liability to the Administrative Agent or any Lender.

16.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

16.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.

16.5 Payment of Expenses and Taxes. The Company agrees:

(a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent (which shall be one counsel, FCC counsel and one local counsel in any relevant jurisdiction and expenses attributable to processing primary assignments);

(b) to pay or reimburse each Lender, each Syndication Agent, each Documentation Agent and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, each Syndication Agent, each Documentation Agent and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, each Syndication Agent, each Documentation Agent and each Lender incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto (which, except for enforcement for indemnified parties with conflicting interests, shall be one counsel, FCC counsel and one local counsel in any relevant jurisdiction);

(c) to pay, indemnify, and to hold the Administrative Agent, each Syndication Agent, each Documentation Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

(d) to pay, indemnify, and hold the Administrative Agent, each Syndication Agent, each Documentation Agent, each Lender and each Arranger and their respective officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts’ and consultants’ fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not the Administrative Agent, any Syndication Agent, any Documentation Agent, any of the Lenders or any Arranger is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 16.5(d)(z) is intended to limit the Company’s obligations pursuant to subsection 6.6);

(all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of each of the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger or any of their respective officers, directors, employees or agents arising from (i) the gross negligence, willful misconduct or bad faith of such Administrative Agent, Syndication Agent, Documentation Agent, Lender or Arranger or their respective directors, officers, employees or agents or (ii) the breach of such Administrative Agent, Syndication Agent, Documentation Agent, Lender or Arranger or their respective directors, officers, employees or agents of its obligations under the Credit Documents or (iii) legal proceedings not involving any act or omission of the Company or any Credit Party commenced against the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iv) legal proceedings not involving any act or omission of the Company or any Credit Party commenced against the Administrative Agent, any Syndication Agent, any Documentation Agent, any such Lender or any Arranger by any Transferee (as defined in subsection 16.6). The agreements in this subsection 16.5 shall survive repayment of the Loans and all other amounts payable hereunder.

16.6 Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders and the Administrative Agent, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents, provided, however, that no Lender shall sell any such participating interest to any Participant which is a Non-U.S. Lender that is unable to deliver to such Lender the forms required to be delivered pursuant to clause (A) of subsection 8.18(e) hereof, including the proviso following clause (B) of subsection 8.18(e). Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Commitments, Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. The Company agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in subsection 16.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 8.12, 8.19, 8.20 and 8.21 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and each Participant shall be subject to the provisions of paragraph (c) of subsection 8.20.

(c) Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent of the Administrative Agent, the Issuing Lenders and the Swing Line Lender (which in each case shall not be unreasonably withheld or delayed), at any time sell to any Lender or any Affiliate or Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) and, with the prior written consent of the Company, the Issuing Lenders, the Swing Line Lender and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed), sell to one or more additional banks or financial institutions (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (and by the Company and the Administrative Agent to the extent their consent is required), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below);

provided that (A) each such sale pursuant to this subsection 16.6(c) of less than all of a Lender’s rights and Obligations (I) to a Person which is not then a Lender or an Affiliate or Lender Affiliate of a Lender shall be of Commitments and/or Loans of $5,000,000 (or, in the case of Tranche B Term Loan Commitments or Tranche B Term Loans, $1,000,000) or more and (II) to a Person which is then a Lender or an Affiliate or Lender Affiliate of a Lender may be in any amount, (B) in the event of a sale of less than all of such rights and obligations, such Lender after such sale shall retain Commitments and/or Loans (without duplication) aggregating at least $5,000,000 (or, in the case of Tranche B Term Loan Commitments or Tranche B Term Loans, $1,000,000) and (C) each Assignee which is a Non-U.S. Lender shall comply with the provisions of clause (A) of subsection 8.18(e) hereof (including the proviso following clause (B) of subsection 8.18(e)), or, with the prior written consent of the Company which may be withheld in its sole discretion, with or without cause, the provisions of clause (B) of subsection 8.18(e) hereof (including the proviso following clause (B) of subsection 8.18(e)) (and, in either case, with all of the other provisions of subsection 8.18(e) hereof); and provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with subsection 16.6(b) in all or any portion of its Commitments and/or Loans (without duplication). For purposes of clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement. Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence of an Event of Default of the type described in Section 14(f) with respect to the Company, any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Company or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 16.6(c).

(d) The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at the address of the Administrative Agent referred to in subsection 16.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount of any Tranche A Term Loans, Tranche B Term Loans, Swing Line Loans, Incremental Revolving Loans, Incremental Term Loans and/or Revolving Credit Loans owing to, and if such Lender has any Revolving Credit Commitment, the L/C Participating Interests of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500 if the Assignee is not a Lender or an Affiliate or Lender Affiliate thereof prior to the execution of such Assignment and Assumption, and no such fee otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(f) The Company authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in subsection 16.6(h) or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of subsection 16.15) any and all financial information in such Lender’s possession concerning the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(g) If, pursuant to this subsection 16.6, any interest in this Agreement or any Loan or Letter of Credit is transferred to any Transferee which would be a Non-U.S. Lender upon the effectiveness of such transfer, the assigning Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and the Company) that under applicable law and treaties no U.S. Taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Lender (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to subsection 8.18(e) and (iii) to agree (for the benefit of the assigning Lender, the Administrative Agent and the Company) to be bound by the provisions of subsection 8.18(e).

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 16.6.

(i) The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (h) above.

(j) The Company, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however (i) that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period forbearance and (ii) the foregoing shall not prohibit or limit the ability of any such Person to file claims against a Conduit Lender in connection with any such proceeding.

16.7 Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Tranche A Term Loans, Tranche B Term Loans, Revolving Credit Loans (other than payment of Swing Line Loans), Incremental Term Loans, Incremental Revolving Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 14, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Tranche A Term Loans, Tranche B Term Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Loans or L/C Participating Interests, as the case may be, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Tranche A Term Loans, Tranche B Term Loans, Revolving Credit Loans, Incremental Term Loans, Incremental Revolving Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b) Upon the occurrence of an Event of Default specified in Section 14(a) or 14(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of the Company or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such Lender may have.

16.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Company and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

16.9 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

16.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE

PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 16.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

16.11 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 16.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

16.12 Acknowledgements. The Company hereby acknowledges that:

(a) none of the Administrative Agent, any Syndication Agent, Documentation Agent or any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent, the Syndication Agents, the Documentation Agents and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

(b) no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

16.13 Incremental Facility. (a) The Company may from time to time amend this Agreement in order to provide to the Company additional revolving loan facilities (each, an “Incremental Revolving Loan Facility”) and additional term loan facilities (each, an “Incremental Term Loan Facility”), provided that (i) the aggregate principal amount of the Incremental Facilities shall not exceed $750,000,000 and (ii) each Incremental Facility shall be in a minimum aggregate principal amount of $25,000,000. Each Incremental Facility will be secured and guaranteed with the other Facilities on a pari passu basis. Each Incremental Facility must have an average life which is longer than the then remaining average life of the original comparable Facility taken as a whole and a final maturity no earlier than the comparable Facility. Incremental Facilities will be entitled to prepayments and voting rights on the same basis as comparable Facilities unless the applicable Incremental Facility Activation Notice specifies a lesser treatment. An Incremental Facility may be made available under this Agreement only if, after giving effect thereto and the use of proceeds thereof (x) no Default or Event of Default exists and (y) the Consolidated Total Net Leverage Ratio for the most recently ended fiscal quarter (calculated on a pro forma basis, as reasonably determined by the Company after consultation with the Administrative Agent, to give effect to the Loans to be made pursuant to such Incremental Facility and the Permitted Acquisition and other permitted uses made with the proceeds thereof) shall be equal to or less than the then applicable Consolidated Total Net Leverage Ratio Level, provided that the requirement under clause (y) shall not apply if the proceeds of the Incremental Facility are used to repay all or a portion of the Existing Convertible Subordinated Notes. Proceeds of Incremental Facilities may be used only for the purposes specified in subsections 4.3 and 7.3.

(b) An Incremental Facility shall be made available hereunder upon delivery to the Administrative Agent of an Incremental Facility Activation Notice executed by the Company and the financial institutions (who must be reasonably acceptable to the Company and the Administrative Agent) identified as “Incremental Lenders” therein who have executed such Incremental Facility Activation Notice. Upon the Incremental Facility Effective Date specified in an Incremental Facility Activation Notice, the Incremental Lenders specified therein shall become Lenders under this Agreement with respect to such Incremental Facility. Each Incremental Facility Activation Notice shall specify (i) the respective Incremental Facility Amount of such Incremental Lenders, (ii) the applicable Incremental Facility Effective Date, (iii) the applicable maturity date for the Incremental Facility, (iv) the amortization schedule or revolving credit period, as applicable, applicable to such Incremental Facility, (v) whether such Incremental Lenders are entitled to share in mandatory prepayments as specified in subsection 8.6 and (vi) the Applicable Margin for the Incremental Loans to be made pursuant to such Incremental Facility Activation Notice and, if such Incremental Facility is an Incremental Revolving Loan Facility, the commitment fee therefor, and shall be otherwise duly completed. Each Incremental Lender that is a signatory to an Incremental Facility Activation Notice severally agrees, on the terms and conditions of this Agreement, to make Incremental Loans to the Company on the date or during the periods specified in such Incremental Facility Activation Notice. Nothing in this subsection 16.13 shall be construed to obligate any Lender not party to such Incremental Facility Activation Notice to execute an Incremental Term Loan Activation Notice or to make Incremental Loans.

16.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by subsection 16.1) to take any action requested by the Company having the effect of releasing any collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with subsection 16.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Revolving L/C Obligations and the other obligations under the Credit Documents (other than obligations under or in respect of swap or hedging agreements and contingent indemnity obligations) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding, the collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

16.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section, to any actual or prospective Transferee or any pledgee referred to in subsection 16.6(h) or any direct or indirect counterparty to any swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this Section 16.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Company of any disclosure pursuant to clauses (d) or (e).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

16.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company and each other Credit Party and other information that will allow such Lender to identify the Company and each other Credit Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

CITADEL BROADCASTING CORPORATION

By:	/s/ Patricia Stratford
	Name:	Patricia Stratford
	Title:	Senior Vice President-Finance

Citadel Broadcasting Corporation Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Thomas H. Kozlark
	Name:	Thomas H. Kozlark
	Title:	Executive Director

Citadel Broadcasting Corporation Credit Agreement

BANK OF AMERICA, N.A., as a Syndication Agent and as a Lender

By:	/s/ Lisa Webster
	Name:	Lisa Webster
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Documentation Agent and as a Lender

By:	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Vice President

By:	/s/ James Neira
	Name:	James Neira
	Title:	Associate

Citadel Broadcasting Corporation Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Syndication Agent and as a Lender

By:	/s/ Susan L. LeFevre
	Name:	Susan L. LeFevre
	Title:	Director

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender

By:	/s/ Jeffrey R. Gignac
	Name:	Jeffrey R. Gignac
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

Bear Stearns Corporate Lending Inc., as a Lender

By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

THE BANK OF NEW YORK, as a Lender

By:	/s/ Adam Bester
	Name:	Adam Bester
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Matthew Schaaf
	Name:	Matthew Schaaf
	Title:	Vice President

Citadel Broadcasting Corporation Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Walter A. Jackson
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

Citadel Broadcasting Corporation Credit Agreement

General Electric Capital Corporation, as a Lender

By:	/s/ Karl Kieffer
	Name:	Karl Kieffer
	Title:	Duly Authorized Signatory

Citadel Broadcasting Corporation Credit Agreement

The Royal Bank of Scotland plc, as a Lender

By:	/s/ Vincent Fitzgerald
	Name:	Vincent Fitzgerald
	Title:	Managing Director

Citadel Broadcasting Corporation Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David A. Buck
	Name:	David A. Buck
	Title:	Senior Vice President

Citadel Broadcasting Corporation Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ William James
	Name:	William James
	Title:	Managing Director

Citadel Broadcasting Corporation Credit Agreement

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Douglas Roper
	Name:	Douglas Roper
	Title:	Managing Director and Group Head

By:	/s/ John McCloskey
	Name:	John McCloskey
	Title:	Managing Director

Citadel Broadcasting Corporation Credit Agreement

Mizuho Corporate Bank, Ltd., as a Lender

By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Deputy General Manager

Citadel Broadcasting Corporation Credit Agreement